                                                Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-56665
PROSPECTUS
                                4,250,000 SHARES

             INFORMATION HOLDINGS INC.

         [LOGO]
                                  COMMON STOCK
                                 --------------

    All of the shares of Common Stock of Information Holdings Inc., a Delaware corporation (the "Company"), offered hereby are being offered by the Company. Prior to this Offering (the "Offering"), there has been no public market for the Common Stock. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price of the Common Stock.

    Upon consummation of the Offering, Warburg Pincus (as defined herein) will own 59.5% of the outstanding Common Stock.

    The Common Stock has been approved for listing on the New York Stock Exchange ("NYSE") under the symbol "IHI," subject to official notice of issuance.

    SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS OF THE COMMON STOCK OFFERED HEREBY.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.

                                                     PRICE TO                 UNDERWRITING                PROCEEDS TO
                                                     PUBLIC(1)               DISCOUNT(1)(2)               COMPANY(3)
Per Share..................................           $12.00                      $.84                      $11.16
Total(4)...................................         $50,920,968                $3,490,968                 $47,430,000

(1) 94,086 shares are being offered hereby on a non-underwritten basis to certain directors of the Company at the Price to Public less the Underwriting Discount ($11.16 per share).
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $1,360,000.
(4) The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to 623,387 additional shares of Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $58,401,612, $4,014,613 and $54,386,999, respectively.
                              -------------------

    The shares of Common Stock being offered by this Prospectus are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock offered hereby will be made in New York, New York on or about August 12, 1998.

                              -------------------
MERRILL LYNCH & CO.                                               BT ALEX. BROWN
                                  ------------

                 The date of this Prospectus is August 6, 1998.

 [Graphic material, omitted in the electronic filing, depicts various logos of CRC Press, as well as sample publishing products and related images in each of the following areas: (i) Life Sciences; (ii) Engineering, Mathematics and Physical Sciences; (iii) Journals and Newsletters; (iv) Environmental Sciences;
                        and (v) Business Publications.]

    INFORMATION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "INTEND," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR COMPARABLE TERMINOLOGY. THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" IN THE PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZATION, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES HEREIN TO THE "COMPANY" OR "IH" INCLUDE INFORMATION HOLDINGS INC. AND ITS SUBSIDIARIES, INCLUDING THE LLC (AS DEFINED HEREIN), AND REFERENCES HEREIN TO "COMMON STOCK" REFER TO THE COMPANY'S COMMON STOCK, PAR VALUE $.01 PER SHARE. UNLESS OTHERWISE INDICATED, ALL INFORMATION PRESENTED IN THIS PROSPECTUS ASSUMES THAT (I) THE EXCHANGE (AS DEFINED HEREIN) AND CERTAIN CONTEMPORANEOUS TRANSACTIONS HAVE BEEN CONSUMMATED AND (II) THE UNDERWRITERS' OVER-ALLOTMENT OPTION HAS NOT BEEN EXERCISED.

                                  THE COMPANY

OVERVIEW

    The Company is an information publishing business focused on providing essential information to professional and academic end-users in attractive niche markets. The Company was formed to capitalize on management's experience in acquiring information publishing businesses and then increasing profitability through a combination of organic revenue growth and improved operating efficiencies. To date, the Company has acquired information publishing businesses in the following niche markets: scientific, technical and medical ("STM") and professional through CRC Press; and intellectual property through MicroPatent. For the year ended December 31, 1997, the Company had revenues, net loss and EBITDA of $34.9 million, ($4.9) million and $1.4 million, respectively. These figures reflect the Adjustments (as defined on page 10), which reduced revenues by $4.0 million and net income and EBITDA by $8.0 million.

    CRC Press, acquired in January 1997 from The Times Mirror Company, is a mid-sized STM and professional publisher with leading positions in several attractive niche markets. CRC Press, with a 95-year history, has highly regarded brand names and publishes some of the most recognizable STM titles in their respective fields, including THE HANDBOOK OF CHEMISTRY AND PHYSICS (currently in its 79th edition) and STANDARD MATHEMATICAL TABLES AND FORMULAE. In the first half of 1997, two fold-in acquisitions were completed and combined with CRC
Press: St. Lucie Press, a publisher of professional titles; and Auerbach, a provider of technology-oriented print and electronic subscription-based products, which was acquired from The Thomson Corporation ("Thomson"). For the three months ended March 31, 1998, CRC Press contributed approximately 83% of the Company's revenues.

    MicroPatent, acquired in July 1997, is a leading source of intellectual property information products and services. Its high-quality patent and trademark databases are used extensively by legal and research professionals and corporations. The Internet, MicroPatent's fastest-growing distribution channel, accounted for 34% of its total revenues in the first quarter of 1998, as compared to 14% in the first quarter of 1997. The Company believes that its profitable PATENTWEB-TM- service is among the most comprehensive intellectual property information services on the Internet. For the three months ended March 31, 1998, MicroPatent contributed approximately 17% of the Company's revenues.

MANAGEMENT

    The Company was formed in December 1996 by Mason P. Slaine and Warburg, Pincus Ventures, L.P. ("Warburg Pincus"). Mr. Slaine, the Company's President and Chief Executive Officer, has more than 15 years of experience in the information publishing industry in both corporate and entrepreneurial environments. From 1994 to 1996, he served as President of Thomson Financial Services ("Thomson Financial"), a unit of Thomson which is a leading provider of financial information, research, analysis and software products worldwide.

    Vincent A. Chippari, the Company's Executive Vice President and Chief Financial Officer, has extensive experience in information publishing, business management, consulting and finance, including seven years in various senior level operating and financial capacities with Thomson. Messrs. Slaine and Chippari are complemented by strong operating management. Dennis Buda, President of CRC Press, and Steven Wolfson, President of MicroPatent, each have more than 20 years of experience in the information publishing industry. See "Management--Executive Officers and Directors." Upon consummation of the Offering, the executive officers of the Company will own an aggregate of approximately 14.7% of the outstanding Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

GROWTH AND OPERATING STRATEGY

    The principal elements of the Company's growth strategy are to (i) acquire businesses in attractive niche markets, (ii) organically grow revenues and profit, (iii) improve operating efficiencies and (iv) attract and retain superior management.

    ACQUIRE BUSINESSES IN ATTRACTIVE NICHE MARKETS. The Company actively seeks to identify and acquire information publishing businesses with attractive market, product and customer characteristics. The Company targets professional and academic end-users who have a critical need to keep abreast of current developments in their particular fields. While the Company continually develops and introduces new products, the majority of the Company's revenues are generated from recurring sources, such as subscriptions and sales of previously released publications ("backlist"). The Company believes that markets in which information is critical to success, such as the STM market served by the Company, have supported consistent price increases over the past decade. Examples of additional niche markets that the Company may target include business information, healthcare information, regulatory information and technology-related information. Upon the expiration of Mr. Slaine's non-compete agreement with Thomson at the end of 1999, the Company may also pursue opportunities in financial information publishing. See "Management--Slaine Non-competition Agreement."

    ORGANICALLY GROW REVENUES AND PROFIT. The Company seeks to acquire information publishing businesses with significant short- and long-term growth prospects. The Company's strategy is to acquire valuable content and leverage such content across new distribution platforms and through expansion of product lines. For example, the Company has launched new electronic versions of successful print products, increased sales of core products based on new distribution agreements, began Internet delivery of products and launched new products targeting segments of its existing customer base.

    IMPROVE OPERATING EFFICIENCIES. The Company seeks to improve operating efficiencies by combining administrative functions, eliminating redundant facilities, negotiating more favorable contract terms with suppliers, implementing systems improvements and upgrading management. In addition, the Company seeks to leverage its infrastructure by acquiring companies or product lines which can be supported by its existing operations. To date, CRC Press has acquired two such companies, St. Lucie Press and Auerbach, as well as a line of engineering titles from Krause Communications and the McGee line of business titles.

    ATTRACT AND RETAIN SUPERIOR MANAGEMENT. The Company seeks to employ professional management with substantial information publishing expertise, both in entrepreneurial and corporate settings. The Company's philosophy is to provide its operating units with significant decision-making authority, so that key operating policies are made close to the Company's customers and operations. This enables the Company to attract superior entrepreneurial talent who can grow the business by capitalizing on market opportunities.

                                   BACKGROUND

    Information Ventures LLC, a Delaware limited liability company (the "LLC"), was formed in December 1996 by Mason P. Slaine and Warburg Pincus (together, the "Initial Stockholders"). In order to effect the Offering through a corporation rather than a limited liability company, immediately prior to the consummation of the Offering, the members of the LLC will contribute all of their direct or indirect equity interests therein to the Company, a newly formed Delaware corporation, in exchange for an aggregate of 12,200,000 shares of Common Stock (the "Exchange"). Following the Exchange, the Company will own, directly or indirectly, all of the equity interests in the LLC and its subsidiaries. Contemporaneously with the Exchange, the Company will make certain incentive payments to Dennis Buda. See "Management-- Employment Agreements."

    Warburg Pincus and its affiliates comprise a specialized financial services organization that manages approximately $7.0 billion of investments in its private equity investing activities. Upon consummation of the Offering, the Initial Stockholders will own an aggregate of 74.0% of the outstanding Common Stock. As a result, the Initial Stockholders will have the abilitiy to control the Company, including the election of directors, and direct its affairs and business. See "Risk Factors--Control by Principal Stockholders; Anti-takeover Provisions."

    The Company's principal executive office is located at 23 Old Kings Highway South, Darien, Connecticut 06820, and its telephone number is (203) 662-4203.

                              RECENT DEVELOPMENTS

    For the quarter ended June 30, 1998, the Company currently estimates that revenues were approximately $10 million and net income was approximately $0. These estimates are preliminary and may change when the Company completes its review of second quarter results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

                                  THE OFFERING

Common Stock Offered by the
  Company (1)....................  4,250,000 shares

Common Stock to be Outstanding
  After the Offering (1)(2)......  16,470,833 shares

Use of Proceeds..................  The net proceeds to be received by the Company from the
                                   Offering, estimated to be approximately $46.1 million,
                                   will be used for general corporate purposes, including
                                   acquisitions. See "Use of Proceeds."

NYSE Symbol......................  "IHI"

------------------------

(1) Does not include up to 623,387 shares subject to an over-allotment option granted by the Company to the Underwriters.

(2) Does not include an aggregate of 528,213 shares of Common Stock issuable at a price per share equal to the initial public offering price upon the exercise of stock options to be granted upon consummation of the Offering. See "Management--1998 Stock Option Plan" and "Shares Eligible for Future Sale."

                                  RISK FACTORS

    See "Risk Factors" for a description of certain risks to be considered before making an investment in the Common Stock.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    The summary historical financial data of the Company as of and for the year ended December 31, 1997 and as of and for the three months ended March 31, 1998 were derived from its audited financial statements. The summary historical financial data as of and for the three months ended March 31, 1997 has been derived from unaudited financial statements, which in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such period. The summary unaudited pro forma financial data for the year ended December 31, 1997 includes adjustments to reflect the results of operations as if each acquisition was consummated as of January 1, 1997 and certain other adjustments as more fully described on the financial pages of this Prospectus. The unaudited pro forma data is not designed to represent and does not represent what the Company's results of operations actually would have been had the transactions described herein under "Unaudited Pro Forma Condensed Consolidated Statement of Operations" been completed as of January 1, 1997 or to project the Company's results of operations at any future date or for any future period. The Company acquired Auerbach on June 5, 1997 and MicroPatent on July 2, 1997 in transactions accounted for under the purchase method of accounting. The results of operations of these businesses were included in the Company's results from their respective dates of acquisition. Accordingly, the operating results for the three months ended March 31, 1997 and the three months ended March 31, 1998 are not fully comparable. The summary historical financial data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                      THE COMPANY (1)
                                                                        --------------------------------------------
                                                                              YEAR ENDED            THREE MONTHS
                                                                             DECEMBER 31,         ENDED MARCH 31,
                                                                        ----------------------  --------------------

                                                                          1997        1997        1997       1998
                                                                         ACTUAL     PRO FORMA    ACTUAL     ACTUAL
                                                                        ---------  -----------  ---------  ---------
                                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
OPERATING DATA:
Revenues (2)..........................................................  $  34,869   $  39,483   $   8,698  $  10,728
Cost of sales.........................................................     11,492      13,315       2,668      2,858
Operating expenses....................................................     28,040      33,771       5,864      7,250
                                                                        ---------  -----------  ---------  ---------
Operating income (loss)...............................................     (4,663)     (7,603)        166        620
Interest (expense) income, net........................................       (130)       (140)       (127)        37
Other (expense) income................................................       (115)       (126)         --         --
                                                                        ---------  -----------  ---------  ---------
Income (loss) before taxes............................................     (4,908)     (7,869)         39        657
Net income (loss) (3)(4)..............................................     (4,911)     (7,872)         39        601
Pro forma earnings (loss) per share (5)...............................       (.30)       (.48)         --        .04

                                                                                           AS OF MARCH 31, 1998
                                                                                         -------------------------
                                                                                          ACTUAL    AS ADJUSTED(6)
                                                                                         ---------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents..............................................................  $   9,803    $   55,873
Total assets...........................................................................     47,592        93,662
Total debt.............................................................................      4,132         4,132
Total equity...........................................................................     29,157        75,227

                                                                                 THREE MONTHS
                                                                               ENDED MARCH 31,
                                                             YEAR ENDED     ----------------------
                                                            DECEMBER 31,       1997        1998
                                                                1997          ACTUAL      ACTUAL
                                                           ---------------  -----------  ---------
OTHER DATA:
Depreciation and amortization (7)........................     $   6,222      $     859   $   1,841
Capital expenditures (7).................................         2,817            398         342
Net cash provided by operating activities (8)............         8,570          1,292       1,080
Net cash used by investing activities (8)................       (33,584)       (15,578)       (502)
Net cash provided (used) by financing activities (8).....        35,294         19,174      (1,055)
EBITDA (9)...............................................         1,444          1,025       2,461

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(FOOTNOTES FOR PRECEDING PAGE)
------------------------
(1) In conjunction with the acquisition and reorganization of CRC Press and other businesses and certain compensation issues, the Company recorded significant adjustments in 1997 and early 1998, which are not expected to continue in the future. These adjustments (the "Adjustments") reduced revenues by $4,017 and increased expenses by $4,013, and therefore reduced net income by $8,030, for the year ended December 31, 1997. The Adjustments reduced revenues by $693 and $54 and increased expenses by $1,968 and $146, and therefore reduced net income by $2,661 and $200, for the three-month periods ended March 31, 1997 and March 31, 1998, respectively. The Adjustments affecting revenues were required by purchase accounting in connection with the acquisitions of CRC Press and MicroPatent and reflect the revaluation of acquired deferred subscription revenues based on the cost to fulfill subscriptions. This revaluation is a non-cash adjustment which reduces revenues in the twelve months following acquisition. The Adjustments affecting expenses relate to: severance and reorganization costs from the consolidation of certain functions and reductions in workforce; special bonuses granted to an officer; contingent compensation paid to an officer of a subsidiary; and certain additional purchase accounting-related adjustments. Historical operating loss and EBITDA of ($4,663) and $1,444, respectively, for the year ended December 31, 1997 include the effect of the Adjustments of $8,030.

(2) Revenues for the three months ended March 31, 1997 and the year ended December 31, 1997 include an initial stocking order by a new international distributor aggregating $3,307, which is not expected to continue in the future.

(3) Historical income taxes of the Company are not significant. Prior to the Exchange, the Company was a limited liability company and, accordingly, was not subject to U.S. federal or certain state income taxes.

(4) The Company's results of operations for the fiscal quarter in which the Offering is consummated will be adversely affected by the payment of approximately $1.0 million in cash and shares of Common Stock as incentive payments to Dennis Buda. See "Management--Employment Agreements."

(5) No historical earnings per share data are presented as the Company does not consider such historical data meaningful. Pro forma basic earnings (loss) per share were computed by using 16,470,833 shares of Common Stock outstanding after giving effect to the Exchange, the Offering and shares issuable under an employment agreement, as if such shares were outstanding on January 1, 1997.

(6) As adjusted amounts give effect to the issuance and sale of 4,250,000 shares of Common Stock in the Offering, after deducting underwriting discounts and estimated offering expenses.

(7) Depreciation and amortization include balances related to property and equipment, intangible assets and pre-publication costs incurred in book publishing operations. Capital expenditures include property and equipment and pre-publication costs.

(8) For details of operating, investing and financing activities, see the Company's Consolidated Statements of Cash Flow for the year ended December 31, 1997 and for the three months ended March 31, 1998, included elsewhere in this Prospectus.

(9) "EBITDA" is defined as income before interest expense/income, income taxes, depreciation and amortization. EBITDA is not a measure of performance under generally accepted accounting principles ("GAAP") and should not be considered in isolation or as a substitute for net income, cash flow from operations or other income or cash flow data prepared in accordance with GAAP. Items excluded from the calculation of EBITDA are significant components in understanding and evaluating the Company's financial performance. While EBITDA should not be considered as a measure of profitability or liquidity, the Company understands that EBITDA is customarily used in evaluating the equity value of publishing companies. The EBITDA measure presented herein may not be comparable to similarly titled measures of other companies.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD TAKE INTO ACCOUNT THE CONSIDERATIONS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

LIMITED OPERATING HISTORY; OPERATING LOSSES

    The Company has completed numerous acquisitions since it commenced operations in January 1997. Consequently, the financial results of the Company and its subsidiaries included in this Prospectus are not necessarily indicative of their future financial condition or results of operations. As a result of adjustments in the aggregate amount of $8.0 million recorded in conjunction with the acquisition and reorganization of businesses and certain compensation issues, the Company reported a pre-tax loss of $(4.9) million for the year ended December 31, 1997. The predecessor to the Company also reported pre-tax losses in 1993, 1995 and 1996 of ($3.9) million, ($14.1) million and ($11.1) million, respectively. See "Selected Historical Financial Data." Although the Company achieved profitability for the three months ended March 31, 1998, there can be no assurance that the Company will sustain profitability in the future, In addition, the Company's results of operations for the fiscal quarter in which the Offering is consummated will be adversely affected by the payment of approximately $1.0 million in cash and shares of Common Stock as incentive payments to Dennis Buda. See "Management--Employment Agreements."

DEPENDENCE ON KEY PERSONNEL

    The Company believes that its success depends principally upon the efforts and abilities of Mason P. Slaine, its co-founder, President and Chief Executive Officer. In addition, the Company believes that its success will depend to a significant extent upon the efforts and abilities of Vincent A. Chippari, its Executive Vice President and Chief Financial Officer. Neither individual has served as chief executive officer or chief financial officer, respectively, of a public company. The successful operations of the Company's subsidiaries will also depend on the senior management teams of such subsidiaries who are currently in the employ of the Company and those the Company will hire in connection with future acquisitions. The inability to hire and retain qualified employees in connection with future acquisitions or to replace the loss of the services of one or more key employees could have a material adverse effect on the Company's financial condition and results of operations. The Company does not currently maintain key person life insurance with respect to any of its employees.

RISKS ASSOCIATED WITH ACQUISITIONS

    The Company's growth will depend in part on its ability to consummate acquisitions, integrate such acquisitions into existing operations, manage expansion, achieve operating efficiencies and control costs in its operations. This strategy will entail reviewing and potentially reorganizing the infrastructure, management and financial controls of acquired operations. The Company's financial condition and results of operations could be adversely affected by unforeseen expenses, difficulties, complications and delays frequently encountered in connection with the acquisition and integration of new businesses. Acquisition-related costs could include severance payments to employees of acquired companies, restructuring charges, assumption of liabilities and amortization of goodwill and other acquired intangible assets, as well as non-recurring acquisition costs, including accounting, legal and other advisory fees. In addition, acquisitions may place a strain upon the management resources and systems of the Company, requiring that the Company hire additional personnel, implement new systems or upgrade existing systems.

    There can be no assurance that the Company will identify acquisition candidates that result in successful business combinations or that acquisitions will be consummated on acceptable terms. The Company competes for acquisition targets with other companies, many of which are larger than the Company and have greater financial resources. In addition, the Company seeks to acquire businesses at what it considers to be attractive valuations, a policy which has caused, and may in the future cause, the

Company to be outbid for otherwise desirable businesses. In general, the magnitude, timing and nature of future acquisitions will depend upon various factors, including the availability of suitable acquisition candidates, the negotiation of acceptable terms, the Company's financial capabilities at the time of the acquisition bid, the availability of skilled employees to manage the acquired businesses and general economic and business conditions. There can be no assurance that the Company will continue to be successful in completing attractive acquisitions, integrating acquired businesses and improving their profitability.

    The Company anticipates that it will finance future acquisitions through cash on hand, borrowings and issuances of capital stock. The Company does not currently have any commitments with respect to any acquisition financing, and there can be no assurance that sufficient financing will be available, or, if available, that it will be available on acceptable terms. In addition, stockholders of the Company may experience dilution in the event that equity securities are issued in connection with acquisitions. If adequate funds are not available, the Company may be required to significantly curtail its acquisition program.

COMPETITION

    The Company faces significant competition with respect to its STM and professional and intellectual property businesses. In addition to competing for sales on the basis of editorial quality of its publications, the Company competes for the signing of noted authors. Many of the Company's competitors are substantially larger than the Company and have greater financial, technical, editorial, personnel and marketing resources, longer operating histories and greater name recognition than the Company's. If the Company is unable to compete effectively under these conditions, its financial condition and results of operations will be materially adversely affected. See "Business--Competition."

RISKS RELATED TO AVAILABILITY OF SOURCE DATA

    Much of the source data for MicroPatent's information services is publicly available in raw form at little or no cost. To the extent users of patent and trademark data choose to extract the data they need from such public sources rather than utilize MicroPatent's services, MicroPatent's financial condition and results of operations could be adversely affected. See "Business--Competition."

RISKS RELATED TO CHANGES IN TECHNOLOGY

    To the extent that the Company's businesses utilize the Internet and other electronic media, they are subject to rapid changes in technology. There can be no assurance that the development of new or improved technologies and products by competitors will not have a material adverse effect on the Company's electronically-based businesses, nor can there be any assurance that the Company can remain competitive once such technologies and products are introduced.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

    Approximately 24% of the Company's 1997 pro forma revenues, excluding the Adjustments, were generated from sales outside North America (including an initial stocking order by a new international distributor approximating 8% of 1997 pro forma revenues). The Company may increase its presence internationally through internal growth and, possibly, through acquisitions. There are certain risks inherent in doing business in international markets, such as the uncertainty of product acceptance by different cultures, the risks of divergent business expectations or difficulties in establishing joint ventures with foreign partners, difficulties in staffing and managing multinational operations, currency and interest rate fluctuations, reduced protection of intellectual property rights, political instability, restrictions or limitations on the repatriation of funds and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's financial condition and results of operations.

RISKS RELATED TO THE YEAR 2000

    The year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than the year 2000. This error could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Although the Company expects that its information technology will be ready for the year 2000, the Company cannot effectively ensure against all potential year 2000 problems that might originate with third parties. If the Company or any third party with whom the Company does business were to have a year 2000 problem, the Company's business, especially that of MicroPatent, could be seriously disrupted and the Company's financial condition and results of operations could be materially adversely affected.

FLUCTUATIONS IN PAPER COSTS

    While the Company does not make significant direct paper purchases, paper costs constitute a significant component of its printing expenses, which expenses accounted for 8% of the Company's total operating expenses in 1997. Paper prices have been volatile over the past several years, and management anticipates such volatility to continue in the future. Significant increases in paper prices could adversely affect the Company's financial condition and results of operations.

RISKS RELATED TO USE OF PROCEEDS

    Substantially all of the net proceeds from the Offering will remain uncommitted pending the intended application of such funds for general corporate purposes, including acquisitions. Accordingly, management will have substantial discretion in using the proceeds received by the Company until such time as acquisitions are completed. In the interim, management intends to invest these proceeds in short-term, investment grade securities, which will yield only that rate of return earned by such securities and will be subject to the risks inherent in investment in such securities. A delay in using such proceeds for acquisitions may adversely affect the market price of the Common Stock.

    The principal purposes of the Offering are to (i) fund the Company's growth through acquisition, (ii) create a public market for the Common Stock, which will enable the Company to issue equity securities as consideration for acquisitions and incentive compensation to employees, and (iii) facilitate future access by the Company of public capital markets.

CONTROL BY PRINCIPAL STOCKHOLDERS; ANTI-TAKEOVER PROVISIONS

    Upon consummation of the Offering, the Initial Stockholders will own an aggregate of 74.0% of the outstanding Common Stock. As a result, the Initial Stockholders will have the ability to control the Company, including the election of directors, and direct its affairs and business. Such concentration of ownership, as well as certain provisions of the Company's Certificate of Incorporation and the Delaware General Corporation Law (the "DGCL"), could have the effect of delaying or preventing a change in control of the Company under circumstances that could give holders of the Common Stock the opportunity to realize a premium over the then prevailing market price of such stock. Such provisions may also adversely affect the market price of the Common Stock. Such provisions include the ability of the Board of Directors to issue preferred stock without further action by stockholders (known as "blank check preferred stock") and Section 203 of the DGCL, which, in general, imposes restrictions upon certain acquirers of 15% or more of the Company's Common Stock. These provisions could delay or frustrate the assumption of control by stockholders, even if such assumption of control would be beneficial to stockholders, and also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events could be beneficial to the interests of stockholders. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

    Upon consummation of the Offering, the Company will have outstanding 16,470,833 shares of Common Stock. All of the 4,250,000 shares of Common Stock to be sold in the Offering will be eligible for immediate sale in the public market without restriction unless purchased by affiliates of the Company. All of the remaining 12,220,833 outstanding shares of Common Stock (the "Restricted Shares") are held by affiliates of the Company and are available for public resale pursuant to Rule 144 under the Securities Act. All the Restricted Shares are subject to the lock-up agreements described under "Underwriting." Further, 528,213 shares of Common Stock are issuable at the initial public offering price per share upon the exercise of stock options to be granted upon consummation of the Offering. See "Management--1998 Stock Option Plan" and "Shares Eligible for Future Sale." Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. The Company may also determine to issue Common Stock to fund acquisitions, which may have such an effect, as well as be financially dilutive to stockholders.

NO PRIOR MARKET FOR THE COMMON STOCK

    Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the representatives of the Underwriters based on the factors described under "Underwriting." There can be no assurance that the price at which the Common Stock will trade in the public market after the Offering will not fall below the initial public offering price. See "Underwriting."

DILUTION TO NEW INVESTORS

    Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the amount of $8.69 per share in net tangible book value per share. See "Dilution."

DIVIDENDS

    The Company has never declared or paid dividends on its Common Stock and does not currently anticipate paying dividends in the future. There can be no assurance that the Company will ever pay a dividend. See "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds to the Company from the Offering are estimated to be approximately $46.1 million (approximately $53.0 million if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and estimated offering expenses. Such net proceeds will be used for general corporate purposes, including acquisitions. The Company does not have any agreements, arrangements or understandings with respect to any prospective material acquisitions. Pending such uses, the net proceeds will be invested in short-term, investment grade securities.

    The Company is in discussions to acquire two STM product lines located in the United Kingdom. The proposed purchase price is approximately $4.0 million, which will be paid with a portion of the proceeds of the Offering. No definitive agreements have been signed, and there can be no assurance that such transaction will be consummated.

    The principal purposes of the Offering are to (i) fund the Company's growth through acquisition, (ii) create a public market for the Common Stock, which will enable the Company to issue equity securities as consideration for acquisitions and incentive compensation to employees, and (iii) facilitate future access by the Company of public capital markets.

                                DIVIDEND POLICY

    The Company has never declared or paid dividends on the Common Stock. The Company intends to retain future earnings, if any, to finance the development and expansion of its business and, therefore, does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The decision whether to pay dividends will be made by the Board of Directors of the Company in light of conditions then existing, including the Company's results of operations, financial condition and requirements, business conditions and other factors.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company as of March 31, 1998 and as adjusted to give effect to the Exchange and the Offering. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the financial statements of the Company and notes thereto appearing elsewhere in this Prospectus.

                                                                                            AS OF MARCH 31, 1998
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------

                                                                                               (IN THOUSANDS)

Cash and cash equivalents................................................................  $    9,803   $  55,873
                                                                                           ----------  -----------
                                                                                           ----------  -----------

DEBT:
  Short-term.............................................................................  $    1,000   $   1,000
  Current portion of capitalized lease obligations.......................................         243         243
                                                                                           ----------  -----------
    Total short-term debt................................................................       1,243       1,243
  Long-term portion of capitalized lease obligations.....................................       2,889       2,889
                                                                                           ----------  -----------
    Total debt...........................................................................       4,132       4,132
                                                                                           ----------  -----------

STOCKHOLDERS' EQUITY:
  Membership interests in the LLC........................................................      33,467          --
  Common stock, $.01 par value; 50,000 shares authorized; no shares issued and
    outstanding, actual; 16,471 shares issued and outstanding, as adjusted(1)............          --         165
  Additional paid-in capital.............................................................          --      79,701
  Retained deficit.......................................................................      (4,310)     (4,639)
                                                                                           ----------  -----------
    Total stockholders' equity...........................................................      29,157      75,227
                                                                                           ----------  -----------
    Total capitalization.................................................................  $   33,289   $  79,359
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------

(1) Does not include an aggregate of 528,213 shares of Common Stock issuable at a price per share equal to the initial public offering price upon the exercise of stock options to be granted upon consummation of the Offering. See "Management--1998 Stock Option Plan" and "Shares Eligible for Future Sale."

                                    DILUTION

    As of March 31, 1998, the pro forma net tangible book value of the Common Stock, after giving effect to the Exchange, was approximately $8.5 million, or approximately $0.69 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the Offering (after deducting estimated offering expenses), the pro forma net tangible book value of the Company at March 31, 1998 would have been approximately $54.6 million, or approximately $3.31 per share. This represents an immediate dilution of approximately $8.69 per share to investors purchasing shares at the initial public offering price. The following table illustrates this per share dilution:

Initial public offering price per share.................................             $   12.00
  Pro forma net tangible book value per share at March 31, 1998, after
    giving effect to the Exchange.......................................  $    0.69
  Increase in pro forma net tangible book value per share attributable
    to new investors in the Offering....................................       2.62
                                                                          ---------
Pro forma net tangible book value per share as further adjusted for the
  Offering                                                                                3.31
                                                                                     ---------
Dilution per share to new investors in the Offering.....................             $    8.69
                                                                                     ---------
                                                                                     ---------

    The following table sets forth, on a pro forma basis as of March 31, 1998, the difference between the existing holders of Common Stock (including the shares of Common Stock issued pursuant to the Exchange) and the new investors in the Offering with respect to the number of shares of Common Stock purchased, the total consideration paid and the average price per share paid:

                                                                SHARES                      TOTAL
                                                              PURCHASED                 CONSIDERATION
                                                      --------------------------  --------------------------
                                                         NUMBER                      AMOUNT                     AVERAGE
                                                           (IN                         (IN                       PRICE
                                                       THOUSANDS)      PERCENT     THOUSANDS)      PERCENT     PER SHARE
                                                      -------------  -----------  -------------  -----------  -----------
Existing stockholders...............................       12,221          74.2%    $  33,717          39.8%   $    2.76
New investors in the Offering.......................        4,250          25.8        51,000          60.2        12.00
                                                           ------         -----   -------------       -----
  Total.............................................       16,471         100.0%    $  84,717         100.0%
                                                           ------         -----   -------------       -----
                                                           ------         -----   -------------       -----

                       SELECTED HISTORICAL FINANCIAL DATA

    The selected historical financial data of (i) CRC Press, Inc. (the "Predecessor") as of and for the years ended December 31, 1995 and 1996 and (ii) the Company as of and for the year ended December 31, 1997 and as of and for the three months ended March 31, 1998 have been derived from their respective audited financial statements. The selected historical financial data of the Predecessor as of and for the years ended December 31, 1993 and 1994 is derived from its accounting records and has not been audited. The selected historical financial data as of and for the three months ended March 31, 1997 has been derived from unaudited financial statements, which in the opinion of management includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period. The acquisition of the Predecessor and all other acquisitions by the Company were accounted for using the purchase method of accounting. The Company acquired St. Lucie Press on January 13, 1997, Auerbach on June 5, 1997 and MicroPatent on July 2, 1997. The results of operations of these businesses are included in the Company's results from their respective dates of acquisition and are not included at all in the Predecessor's results. Accordingly, certain of the historical financial data of the Predecessor are not comparable to those of the Company. The selected historical financial data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                                  THE COMPANY(1)
                                                        THE PREDECESSOR                 ----------------------------------
                                         ---------------------------------------------
                                                                                         YEAR ENDED       THREE MONTHS
                                                    YEAR ENDED DECEMBER 31,             DECEMBER 31,    ENDED MARCH 31,
                                         ---------------------------------------------  ------------  --------------------
                                           1993       1994        1995        1996          1997        1997       1998
                                         ---------  ---------  ----------  -----------  ------------  ---------  ---------
                                                        (IN THOUSANDS)                            (IN THOUSANDS)
OPERATING DATA:
Revenues (2)...........................  $  32,155  $  32,328  $   32,054   $  28,852    $   34,869   $   8,698  $  10,728
Cost of sales (3)......................     11,145     11,591      11,371       9,262        11,492       2,668      2,858
Operating expenses (3).................     23,541     18,289      33,452      29,667        28,040       5,864      7,250
                                         ---------  ---------  ----------  -----------  ------------  ---------  ---------
Operating income (loss)................     (2,531)     2,448     (12,769)    (10,077)       (4,663)        166        620
Interest (expense) income..............     (1,131)    (1,237)     (1,272)     (1,036)         (130)       (127)        37
Other (expense) income.................       (219)       (95)        (95)         47          (115)         --         --
                                         ---------  ---------  ----------  -----------  ------------  ---------  ---------
Income (loss) before taxes.............     (3,881)     1,116     (14,136)    (11,066)       (4,908)         39        657

Net income (loss) (4)..................     (2,614)     1,556      (9,234)    (11,236)       (4,911)         39        601

BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents..............  $     103  $     846  $      664   $   1,025    $   10,280   $   4,888  $   9,803
Total assets...........................     51,655     49,897      45,753      35,533        50,219      34,701     47,592
Total debt.............................     17,066     12,026      13,756      15,705         5,188       5,720      4,132
Total equity...........................     27,250     26,251      17,017       5,818        28,556      16,756     29,157

OTHER DATA:

Depreciation and amortization (5)...............................   $   6,222   $     859  $   1,841
Capital expenditures (5)........................................       2,817         398        342
Net cash provided by operating
  activities (6)................................................       8,570       1,292      1,080
Net cash used by investing
  activities (6)................................................     (33,584)    (15,578)      (502)
Net cash provided (used) by
  financing activities (6)......................................      35,294      19,174     (1,055)
EBITDA (7)......................................................       1,444       1,025      2,461

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(FOOTNOTES FOR PRECEDING PAGE)

------------------------

(1) In conjunction with the acquisition and reorganization of CRC Press and other businesses and certain compensation issues, the Company recorded significant adjustments in 1997 and early 1998, which are not expected to continue in the future. These adjustments (the "Adjustments") reduced revenues by $4,017 and increased expenses by $4,013, and therefore reduced net income by $8,030, for the year ended December 31, 1997. The Adjustments reduced revenue by $693 and $54 and increased expenses by $1,968 and $146, and therefore reduced net income by $2,661 and $200, for the three month periods ended March 31, 1997 and March 31, 1998, respectively. The Adjustments affecting revenues were required by purchase accounting in connection with the acquisitions of CRC Press and MicroPatent and reflect the revaluation of acquired deferred subscription revenues based on the cost to fulfill subscriptions. This revaluation is a non-cash adjustment which reduces revenues in the twelve months following acquisition. The Adjustments affecting expenses relate to: severance and reorganization costs from the consolidation of certain functions and reductions in workforce; special bonuses granted to an officer; contingent compensation paid to an officer of a subsidiary; and certain additional purchase accounting-related adjustments. Historical operating loss and EBITDA for the year ended December 31, 1997 of ($4,663) and $1,444, respectively, include the effect of the Adjustments of $8,030.

(2) Revenues for the three months ended March 31, 1997 and the year ended December 31, 1997 includes an initial stocking order by a new international distributor aggregating $3,307, which is not expected to continue in the future.

(3) Operating expenses for the year ended December 31, 1995 include $10,727 of restructuring and one-time charges. Operating expenses for the year ended December 31, 1996 include an impairment in the value of goodwill and other intangible assets of $10,666. This charge represents the amount by which the recorded value of the assets exceeded the proceeds from the sale of the business.

(4) Income taxes of the Company are not significant. Prior to the Exchange, the Company was a limited liability company and, accordingly, was not subject to U.S. federal or certain state income taxes. Income tax (benefits) expenses of the Predecessor were ($4,902) and $170, respectively, for the years ended December 31, 1995 and 1996. No historical earnings per share or share data are presented as the Company does not consider such historical data meaningful.

(5) Depreciation and amortization include balances related to property and equipment, intangible assets and pre-publication costs incurred in book publishing operations. Capital expenditures include property and equipment and pre-publication costs.

(6) For details of operating, investing and financing activities, see the Company's Consolidated Statements of Cash Flow for the year ended December 31, 1997 and for the three months ended March 31, 1998, included elsewhere in this Prospectus.

(7) "EBITDA" is defined as income before interest expense/income, income taxes, depreciation and amortization. EBITDA is not a measure of performance under GAAP and should not be considered in isolation or as a substitute for net income, cash flow from operations or other income or cash flow data prepared in accordance with GAAP. Items excluded from the calculation of EBITDA are significant components in understanding and evaluating the Company's financial performance. While EBITDA should not be considered as a measure of profitability or liquidity, the Company understands that EBITDA is customarily used in evaluating the equity value of publishing companies. The EBITDA measure presented herein may not be comparable to similarly titled measures of other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO AND THE OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company is an information publisher that provides print and electronic information to end-users in the STM and professional markets and electronic access to intellectual property databases for end-users in the patent and trademark markets. The Company currently sells over 3,000 individual book titles and publishes approximately 300 new books each year. The Company also offers multiple subscription products and services, including 20 journals, eight newsletters, 16 annual handbooks and several comprehensive information guides that are available in print and electronic formats. The Company offers its intellectual property databases on CD-ROM and through the Internet.

    The Company operates in attractive niche publishing markets where it provides essential information to professional and academic end-users. These markets have supported consistent price increases over the past decade due to the critical nature of the content. The markets for STM and professional publishing and intellectual property information are growing and provide a foundation for organic revenue growth and attractive fold-in acquisition opportunities. The Company may enter additional niche markets that have these attractive characteristics, such as healthcare information, regulatory information and technology-related information.

    The Company's principal sources of revenues are book publishing sales, subscription service sales and sales of patent and trademark information. Through CRC Press (which includes St. Lucie Press and Auerbach), the Company generates revenues from the sale of books and subscription products (72% and 28%, respectively, of total CRC Press revenues in the first quarter of 1998). Revenues from books and related costs of sales are recognized when the product is shipped to the customer. For products sold with a right of return, revenues are recognized net of a provision for estimated returns. CRC Press's subscription products target end-users with essential information and represent a stable source of revenues. For example, aggregate renewal rates of the Company's journals approximated 85% in 1997. The Company realizes significant liquidity benefits from subscription revenues as cash is generally received in advance of shipment. Revenues from subscription products are deferred and recognized as revenues once the product is shipped. Further, the Company believes that its book and subscription titles generate significant recurring demand. For example, while the Company published approximately 285 frontlist titles in 1997, it had a backlist of nearly 3,000 titles which accounted for approximately 68% of the Company's total book publishing revenues in 1997. Through MicroPatent, the Company generates revenues from CD-ROM subscriptions, Internet-based services, and other products including database sales of historical and customized patent information (35%, 34% and 31%, respectively, of total MicroPatent revenues in the first quarter of 1998). The Company expects that new publishing media, such as the Internet, will grow in significance in the future. Of the Company's total revenues of $10.7 million for the first quarter of 1998, 83% and 17% were derived from CRC Press and MicroPatent, respectively.

    The Company's cost of sales are comprised principally of printing and binding costs, amortization of plant costs and royalties paid to authors. Printing and binding costs, which represented 26% of revenues for the first quarter of 1998, are paid to third parties that print or produce the Company's book products on a contract basis and include the costs of paper purchased by those third parties. Plant costs include design and other pre-publication costs. These costs are capitalized and charged to expense over a four-year period following the release of the applicable book using an accelerated amortization method. The Company's payments to its authors and editors do not involve substantial up-front expense. Royalty payments are variable costs directly associated with book sales.

    Operating expenses, which represented approximately 69% of the Company's revenues for the first quarter of 1998, include selling, general and administrative expense and related costs (39%), direct mail marketing costs (19%) and amortization of intangible assets (13.4%). Selling, general and administrative expense includes wages and related costs, rent, fulfillment and commissions. Direct mail expense is driven by the cost to produce each page, the number of pages produced and mailing expense. In 1997, the Company mailed in excess of 800,000 pieces of direct mail per month. The aggregate cash consideration paid by the Company to acquire its businesses in 1997 of $30.8 million was allocated primarily to intangible assets having a gross book value of $24.6 million. The amortization of these assets, as well as amortization from future acquisitions, will impact operating results.

IMPACT OF ACQUISITIONS AND OUTLOOK

    The Company was organized in December 1996 and, since its inception, has grown principally through acquisitions. The Company has sought acquisitions in attractive niche markets where opportunities exist to organically grow the acquired companies' revenues and profitability and to achieve operating efficiencies. The Company continues to actively seek acquisitions that management believes will further its growth and operating strategies. As the Company acquires additional companies, its sales mix, market focus, cost structure and operating leverage may change significantly. Consequently, the Company's historical and future results of operations reflect and will reflect the impact of acquisitions, and period-to-period comparisons may not be meaningful in certain respects. For example, historical information for the Predecessor and other acquired companies prior to their acquisitions reflect the acquired companies' prior management and cost structure. In addition, as described below, historical information for companies subsequent to their acquisition may include integration and other costs that are not expected to continue in the future.

    In 1997 and early 1998, the Company recorded the Adjustments in conjunction with the acquisition and reorganization of the Predecessor and other businesses, as well as certain compensation matters. The Adjustments reduced revenues and operating loss of $34.9 million and ($4.7) million for 1997 by approximately $4.0 and $8.0 million, respectively. Management does not expect these items to continue in the future, although other issues may arise from future acquisitions. See "Selected Historical Financial Data."

    The Company's results of operations for the fiscal quarter in which the Offering is consummated will be adversely affected by the payment of approximately $1.0 million in cash and shares of Common Stock as incentive payments to Dennis Buda. See "Management--Employment Agreements."

    The Company is in discussions to acquire two STM product lines located in the United Kingdom for a price of approximately $4.0 million. No definitive agreements have been signed, and there can be no assurance that such transaction will be consummated.

    For the quarter ended June 30, 1998, the Company currently estimates that revenues were approximately $10 million and net income was approximately $0. These estimates are preliminary and may change when the Company completes its review of second quarter results. See "--Seasonality."

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

    REVENUES. Revenues increased by $2.0 million, or 23.3%, from $8.7 million to $10.7 million. Auerbach, acquired in June 1997, and MicroPatent, acquired in July 1997, contributed $2.9 million to revenues in the first quarter of 1998. Domestic book sales increased by $2.2 million and the Adjustments resulted in an increase of $0.6 million. These increases were partially offset by lower international book sales of $3.8 million, due primarily to the initial stocking order received in the first quarter of 1997.

    COST OF SALES. Cost of sales increased by $0.2 million, or 7.1%, from $2.7 million to $2.9 million. As a percentage of revenues, cost of sales declined from 30.7% to 26.6%. Auerbach and MicroPatent contributed $0.7 million to cost of sales in the first quarter of 1998. Excluding the impact of such acquisitions, cost of sales declined by $0.5 million due to the reduction in international revenues, while other costs remained relatively consistent.

    OPERATING EXPENSES. Operating expenses increased by $1.4 million, or 23.6%, from $5.9 million to $7.3 million due primarily to operating expenses at Auerbach and MicroPatent of $1.5 million. Excluding the impact of the acquisitions, operating expenses decreased by $0.1 million. Expenses associated with the Adjustments decreased by $1.8 million, offset by increases in amortization of intangible assets of $0.9 million and increases in other expenses of $0.8 million, including higher direct mail marketing costs.

    NET INCOME. Net income increased by $0.6 million from less than $0.1 million to $0.6 million due to the factors described above.

    EBITDA. EBITDA increased by $1.5 million, or 140.1%, from $1.0 million to $2.5 million due to increased operating income of $0.5 million and the fact that depreciation and amortization charged against operating income increased by $1.0 million for the three months ended March 31, 1998. The ratio of EBITDA as a percentage of revenues increased from 11.8% to 22.9%.

COMPANY YEAR ENDED DECEMBER 31, 1997 COMPARED TO PREDECESSOR YEAR ENDED DECEMBER
  31, 1996

    REVENUES. Revenues increased by $6.0 million, or 20.9%, from $28.9 million to $34.9 million. St. Lucie Press, acquired in January 1997, Auerbach and MicroPatent (the "1997 Acquisitions") contributed $8.3 million of revenues in 1997. Additionally, international book sales increased by $3.6 million, primarily due to the initial stocking order received in the first quarter of 1997. These increases were partially offset by reduced revenues of $4.0 million related to the Adjustments and other decreases of $1.9 million related primarily to lower domestic book sales.

    COST OF SALES. Cost of sales increased by $2.2 million, or 24.1%, from $9.3 million to $11.5 million. The 1997 Acquisitions contributed $2.4 million to cost of sales in 1997. The Adjustments caused an increase of $0.4 million and, as a result, increased cost of sales as a percentage of revenues. These increases were partially offset by reduced costs of $0.6 million, primarily due to a decrease in book production costs. Excluding the Adjustments, cost of sales as a percentage of revenues decreased from 32.1% to 28.5% due primarily to lower amortization of plant costs, as well as reductions in printing and binding costs as a percentage of revenues.

    OPERATING EXPENSES. Operating expenses decreased by $1.6 million, or 5.5%, from $29.6 million to $28.0 million due to the impairment of intangible assets of $10.7 million recorded in 1996 and a reduction in selling, general and administrative expenses of $2.1 million, primarily related to lower wages, rent and fulfillment costs. These decreases were partially offset by expenses of $5.7 million from the 1997 Acquisitions, expenses of $3.6 million related to the Adjustments and $1.9 million of charges, due to the amortization of intangible assets.

    OPERATING INCOME/LOSS. The operating loss decreased by $5.4 million, or 53.7%, from ($10.1) million to ($4.7) million due to operating income (excluding the amortization of intangible assets) from the 1997 Acquisitions of $0.6 million, an improvement in operating income of $4.0 million and an increase of $10.7 million due to the impairment of intangibles recorded in 1996. These increases were offset in part by an $8.0 million decrease resulting from the Adjustments and a decrease of $1.9 million from higher amortization of intangible assets.

    INTEREST EXPENSE. Interest expense decreased by $0.9 million, or 87.5%, from $1.0 million to $0.1 million due to reduced long-term obligations of CRC Press, which had previous borrowings from its parent, The Times Mirror Company.

    NET LOSS. The net loss decreased by $6.3 million, or 56.3%, from ($11.2) million to ($4.9) million due to the operating income changes described above, decreased interest expense and a decrease in income tax expense of $0.2 million.

    EBITDA. EBITDA increased by $6.7 million, or 127.5%, from ($5.3) million to $1.4 million. Excluding the Adjustments, EBITDA would have been $9.5 million, or 24.4% of revenues. For the year ended December 31, 1996, excluding the impairment in intangible assets, EBITDA would have been $5.4 million, or 18.7% of revenue.

PREDECESSOR YEAR ENDED DECEMBER 31, 1996 COMPARED TO PREDECESSOR YEAR ENDED
  DECEMBER 31, 1995

    REVENUES. Revenues decreased by $3.2 million, or 10.0%, from $32.1 million to $28.9 million due primarily to a $2.6 million decrease in international book sales, largely in Asia. Domestic book sales declined by $0.4 million due to a decreased publishing schedule.

    COST OF SALES. Cost of sales declined by $2.1 million, or 18.5%, from $11.4 million to $9.3 million. As a percentage of revenues, cost of sales declined from 35.5% to 32.1% primarily due to lower book publishing revenues, which resulted in lower printing and binding costs, and decreased amortization of plant costs.

    OPERATING EXPENSES. Operating expenses decreased by $3.8 million, or 11.3%, from $33.5 million to $29.7 million due to restructuring costs of $10.7 million recorded in 1996, reduced provisions for book returns and bad debts and decreased employee related costs in editorial and administrative areas. These decreases were partially offset by a $10.7 million impairment of intangible assets recorded in 1997.

    OPERATING LOSS. The operating loss decreased by $2.7 million, or 21.1%, from ($12.8) to ($10.1) million due to lower operating expenses, partially offset by lower gross profits resulting from the decline in revenues. The 1996 restructuring charges of $10.7 million were offset by the 1997 impairment of intangible assets of $10.7 million.

    INTEREST EXPENSE. Interest expense declined by $0.3 million, or 18.6%, from $1.3 million to $1.0 million due to lower average intercompany borrowings.

    NET LOSS. The net loss increased by $2.0 million, or 21.7%, from ($9.2) million to ($11.2) million due primarily to increased income tax expenses of $5.1 million. This increase was partially offset by the operating income improvements discussed above.

    EBITDA. EBITDA increased by $1.8 million, or 25.4%, from ($7.1) million to ($5.3) million due to higher operating income, partially offset by decreased depreciation and amortization.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, the financing requirements of the Company have been funded through cash generated by operating activities and capital contributions from the Initial Stockholders. The financing requirements of CRC Press prior to its acquisition by the Company were funded primarily through intercompany loans and advances from its parent, The Times Mirror Company.

    Cash and cash equivalents totaled $9.8 million at March 31, 1998 and $10.3 million at December 31, 1997. Excluding cash, the Company had a working capital deficit of $5.7 million at March 31, 1998 due primarily to the inclusion of $8.2 million of deferred subscription revenues, a non-cash obligation. Since the Company receives subscription payments in advance, the Company's existing operations are expected to maintain very low or negative working capital balances, excluding cash.

    Cash generated by operating activities was $1.1 million for the three months ended March 31, 1998 derived from net income of $0.6 million plus non-cash charges of $1.8 million less an increase in operating assets, net of liabilities of $1.3 million. This increase in operating assets and liabilities was primarily due to payments associated with the Adjustments. Cash generated by operating activities for the year ended December 31, 1997 was $8.6 million derived from the net loss of ($4.9) million plus non-cash charges of $7.2 million plus a decrease in operating assets, net of liabilities of $6.3 million.

    Cash used by investing activities was $0.5 million for the three months ended March 31, 1998 due to capital expenditures, including pre-publication costs, of $0.3 million and acquisition costs of $0.2 million. Cash used for investing activities for the year ended December 31, 1997 was $33.6 million, including acquisitions of businesses totaling $30.8 million and capital expenditures, including plant costs, of $2.8 million. The Company's existing operations are not capital intensive.

    Cash used for financing activities was $1.1 million for the three months ended March 31, 1998 representing payment on debt. Cash provided by financing activities was $35.3 million for the year ended December 31, 1997, including $33.5 million of capital contributions from the Initial Stockholders and a net increase in debt of $1.8 million.

    The Company has financed all acquisitions to date through capital contributions from the Initial Stockholders. The Company had $1.0 million of debt at March 31, 1998 under a revolving credit facility, which was subsequently repaid. The Company currently does not maintain a working capital facility but believes that, if needed, one would be available at market rates.

    The Company believes that net cash provided by operations, together with cash on hand and other available sources of funds, will be sufficient to fund the cash requirements of its existing operations. Excluding acquisition activity, the Company does not expect to use the proceeds of the Offering to fund operations. The Company currently has no commitments for material capital expenditures. However, future operating requirements and capital needs will be subject to economic conditions and other factors, many of which are beyond the Company's control. See "Risk Factors."

    The Company will use net proceeds from the Offering for general corporate purposes, including acquisitions. The Company does not have any agreements, arrangements or understandings with respect to any prospective material acquisitions. Pending such uses, the net proceeds will be invested in short-term, investment grade securities.

SEASONALITY

    The Company's business is mildly seasonal, with revenues typically reaching slightly higher levels during the third and fourth quarters of each calendar year, based on historical publication schedules. In 1997, on a pro forma basis, 24% of the Company's revenues were generated during the fourth quarter, with the first, second and third quarters accounting for 29%, 23% and 24% of revenues, respectively. The first quarter of 1997 was uncharacteristically high due to an initial stocking order from a new international distributor. Excluding this order, first through fourth quarter revenues were 22%, 25%, 27% and 26%, respectively. In addition, the Company may experience fluctuations in revenues from period to period based on the timing of acquisitions and new product launches.

EFFECTS OF INFLATION

    The Company believes that inflation has not had a material impact on the results of operations presented herein.

ACCOUNTING PRONOUNCEMENTS

    In 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE, and SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 129 contains no change in the Company's disclosure requirements, and SFAS No. 130 has no impact on the Company's financial position or results of operations.

    In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Company adopted this statement and determined that the new standard does not have any impact on the Company's financial statements.

YEAR 2000 ISSUE

    The year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the 1900 rather than the year 2000. This error could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

    The Company has developed a plan to modify its information technology to be ready for the year 2000 and has begun converting critical data processing systems. The Company expects the projects to be completed by early 1999 at a cost of less than $100,000. The estimate includes internal costs, but excludes the costs to upgrade and replace systems in the normal course of business. The Company does not expect these projects to have a significant effect on operations. As of March 31, 1998, there have been no significant expenses incurred. See "Risk Factors--Risks Related to the Year 2000."

                                    BUSINESS

OVERVIEW

    The Company is an information publishing business focused on providing essential information to professional and academic end-users in attractive niche markets. The Company was formed to capitalize on management's experience in acquiring information publishing businesses and then increasing profitability through a combination of organic revenue growth and improved operating efficiencies. To date, the Company has acquired information publishing businesses in the following niche markets: STM and professional through CRC Press; and intellectual property through MicroPatent. For the year ended December 31, 1997, the Company had revenues, net loss and EBITDA of $34.9 million, ($4.9) million and $1.4 million, respectively. These figures reflect the Adjustments, which reduced revenues by $4.0 million and net income and EBITDA by $8.0 million.

    CRC Press, acquired in January 1997 from The Times Mirror Company, is a mid-sized STM and professional publisher with leading positions in several attractive niche markets. CRC Press, with a 95-year history, has highly regarded brand names and publishes some of the most recognizable STM titles in their respective fields, including THE HANDBOOK OF CHEMISTRY AND PHYSICS (currently in its 79th edition) and STANDARD MATHEMATICAL TABLES AND FORMULAE. In the first half of 1997, two fold-in acquisitions were completed and combined with CRC
Press: St. Lucie Press, a publisher of professional titles; and Auerbach, a provider of technology-oriented print and electronic subscription-based products, which was acquired from Thomson. For the three months ended March 31, 1998, CRC Press contributed approximately 83% of the Company's revenues.

    MicroPatent, acquired in July 1997, is a leading source of intellectual property information products and services. Its high-quality patent and trademark databases are used extensively by legal and research professionals and corporations. The Internet, MicroPatent's fastest-growing distribution channel, accounted for 34% of its total revenue in the first quarter of 1998, as compared to 14% in the first quarter of 1997. The Company believes that its profitable PATENTWEB service is among the most comprehensive intellectual property information services on the Internet. For the three months ended March 31, 1998, MicroPatent contributed approximately 17% of the Company's revenues.

MANAGEMENT

    The Company was formed in December 1996 by Mason P. Slaine and Warburg Pincus. Mr. Slaine, the Company's President and Chief Executive Officer, has more than 15 years of experience in the information publishing industry in both corporate and entrepreneurial environments. From 1994 to 1996, he served as President of Thomson Financial, a unit of Thomson which is a leading provider of financial information, research, analysis and software products worldwide.

    Vincent A. Chippari, the Company's Executive Vice President and Chief Financial Officer, has extensive experience in information publishing, business management, consulting and finance, including seven years in various senior level operating and financial capacities with Thomson. Messrs. Slaine and Chippari are complemented by strong operating management. Dennis Buda, President of CRC Press, and Steven Wolfson, President of MicroPatent, each have more than 20 years of experience in the information publishing industry. See "Executive Officers and Directors." Upon consummation of the Offering, the executive officers of the Company will own an aggregate of approximately 14.7%, of the outstanding Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

GROWTH AND OPERATING STRATEGY

    The principal elements of the Company's growth strategy are to (i) acquire businesses in attractive niche markets, (ii) organically grow revenues and profit, (iii) improve operating efficiencies and (iv) attract and retain superior management.

    ACQUIRE BUSINESSES IN ATTRACTIVE NICHE MARKETS. The Company actively seeks to identify and acquire information publishing businesses with attractive market, product and customer characteristics. The Company targets professional and academic end-users who have a critical need to keep abreast of current developments in their particular fields. While the Company continually develops and introduces new products, the majority of the Company's revenues are generated from recurring sources, such as subscriptions and backlist sales. The Company believes that markets in which information is critical to success, such as the STM market served by the Company, have supported consistent price increases over the past decade. The Company's products and services are generally not sensitive to pricing pressures or adverse economic conditions. Examples of additional niche markets that the Company may target include business information, healthcare information, regulatory information and technology-related information. Upon the expiration of Mr. Slaine's non-compete agreement with Thomson at the end of 1999, the Company may also pursue opportunities in financial information publishing. See "Management--Slaine Non-competition Agreement."

    ORGANICALLY GROW REVENUES AND PROFIT. The Company seeks to acquire information publishing businesses with significant short- and long-term growth prospects. The Company's strategy is to acquire valuable content and leverage such content across new distribution platforms and through expansion of product lines. For example, the Company has launched new electronic versions of successful print products, increased sales of core products based on new distribution agreements, began Internet delivery of products and launched new products targeting segments of its existing customer base.

    IMPROVE OPERATING EFFICIENCIES. The Company seeks to improve operating efficiencies by combining administrative functions, eliminating redundant facilities, negotiating more favorable contract terms with suppliers, implementing systems improvements, and upgrading management. In addition, the Company seeks to leverage its infrastructure by acquiring companies or product lines which can be supported by its existing operations. To date, CRC Press has acquired two such companies, St. Lucie Press and Auerbach, as well as a line of engineering titles from Krause Communications and the McGee line of business titles.

    ATTRACT AND RETAIN SUPERIOR MANAGEMENT. The Company seeks to employ professional management with substantial information publishing expertise, both in entrepreneurial and corporate settings. The Company's philosophy is to provide operating units with significant decision-making authority, so that key operating policies are made close to the Company's customers and operations. This enables the Company to attract superior entrepreneurial talent who can grow the business by capitalizing on market opportunities.

STRATEGY IMPLEMENTATION

    Since the acquisitions of CRC Press and MicroPatent, the Company has successfully executed its growth and operating strategy and significantly improved the financial performance of these businesses. In 1996, prior to its acquisition by the Company, CRC Press had an operating profit margin of approximately 6%, excluding the impairment and amortization of intangibles. In the first quarter of 1998, CRC Press increased its operating profit margin to approximately 15%, excluding the amortization of intangibles. Similarly, MicroPatent's operating profit margin was approximately 2%, excluding the amortization of intangibles, in the year prior to acquisition. In the first quarter of 1998, operating profit was increased to 32%, excluding the amortization of intangibles.

    ORGANIC GROWTH. At CRC Press, the list of new publications or new editions of prior publications ("frontlist") of 285 titles in 1997 is expected to grow to approximately 300 new titles in 1998 and approximately 350 titles in 1999. The Company has also taken steps to increase its international sales by entering into a global distribution agreement (excluding North America) with Springer-Verlag GmbH & Co. KG ("Springer-Verlag"), a significant Europe-based scientific and technical publisher. In addition, the Company has leveraged well-established titles such as THE HANDBOOK OF CHEMISTRY AND PHYSICS and

STANDARD MATHEMATICAL TABLES AND FORMULAE by publishing them in electronic format, which is expected to expand their reach and application.

    MicroPatent's revenue growth has also accelerated significantly since its acquisition by the Company, with revenues increasing 23% in the nine months following acquisition over the comparable period of the prior fiscal year. Such growth has been driven largely by Internet product offerings. Revenues from Internet-based patent information grew more than 150% from the second quarter of 1997 to the first quarter of 1998. In addition, in the first quarter of 1998, revenues generated by all Internet products rose to 34% of MicroPatent's total revenues, as compared to 14% in the first quarter of 1997.

    OPERATING IMPROVEMENTS. The overall cost base of CRC Press has been reduced through an improvement in operating procedures. For example, plant costs per page, which include design and other pre-production costs for books published, decreased by approximately 45% between 1996 and 1997 and have been further reduced in 1998. Additionally, direct marketing costs per piece were reduced by more than 30% from 1996 to 1997 without any revenue impairment.

    At MicroPatent, significant investments were made in its website to expand web-based content and to enhance existing technology. This investment has led to increased Internet reliability and speed which has helped spur customer demand. In addition, since the Company acquired MicroPatent, overall cost levels have decreased. In particular, in the year prior to acquisition, operating expenses, excluding the amortization of intangibles, approximated 62% of revenues. In the first six months under the Company's ownership, these expenses were reduced to 52% of revenues.

    FOLD-IN ACQUISITIONS. Since the acquisition of CRC Press, the Company has successfully completed two fold-in acquisitions: (i) St. Lucie Press, a publisher of professional titles; and (ii) Auerbach, a provider of technology-oriented print and electronic subscription-based products. The Company also acquired a line of engineering titles from Krause Communications and the McGee line of business titles. These acquisitions expanded the Company's product offerings and increased profitability by leveraging its existing infrastructure.

    MANAGEMENT. The Company installed a new senior management team at CRC Press within three months after its acquisition, which substantially altered the editorial, production and marketing processes at the Company. These executives have an average of 16 years of publishing industry experience.

    At MicroPatent, through internal promotion and recruitment, the Company installed a new CEO, hired management to build a trademark database and hired senior sales and marketing executives.

STM AND PROFESSIONAL PUBLISHING

    MARKET

    The Company provides information in selected niches of the broad STM and professional market. The STM and professional market is global in nature and has experienced consistently solid growth with total market revenues expanding from $2.1 billion in 1986 to $4.0 billion in 1996. Management believes this market will continue to expand as the need for information continues to increase based on factors such as: constantly increasing complexity within STM and professional research; globalization of the STM and professional market; and technological advances which enable greater distribution of content.

    The Company targets end-users, such as professionals and academics, with high-end specialized reference information. The Company products are targeted towards areas with a significant number of end-users including chemists, engineers, mathematicians, technology practitioners and environmental scientists. These end-users are generally not price sensitive due to the critical nature of the content.

    PRODUCTS

    CRC Press is a medium-sized publisher with strong market positions in chemistry, mathematics, engineering, food science, environmental sciences and key areas of technology. CRC Press's products are divided into two broad categories: book publishing (which includes electronic versions and distribution) and subscription services. In the first quarter of 1998, book publishing and subscription services generated 72% and 28%, respectively, of CRC Press's revenues.

    BOOK PUBLISHING. CRC Press publishes some of the most recognizable science titles in their respective fields, including THE HANDBOOK OF CHEMISTRY AND PHYSICS (currently in its 79th edition) and STANDARD MATHEMATICAL TABLES AND FORMULAE. CRC Press has an extensive backlist of nearly 3,000 titles, which generates substantial recurring demand. In 1996 and 1997, the backlist contributed 66% and 68% of total book publishing revenues, respectively. In addition, CRC Press has a strong and active frontlist publishing program. In 1997, CRC Press published approximately 285 frontlist titles. Publishing levels have increased since the Company acquired CRC Press with 300 titles scheduled for publication in 1998 and approximately 350 scheduled for publication in 1999. CRC Press's book publishing focuses on the following areas:

        Life Sciences. CRC Press-Registered Trademark- is a well-recognized brand in life sciences and publishes with a technical focus in areas including neurology, biology, pathology, ecology, food technology, marine science and forensics. CRC Press published 103 titles in life sciences in 1997 and has an active life sciences backlist of over 1,400 titles. In 1997, total life sciences sales represented 34% of Company's book publishing revenues. Some of CRC Press's leading titles in life sciences include CRC HANDBOOK OF HUMAN TOXICOLOGY, PRACTICAL HOMICIDE INVESTIGATION and PAIN MANAGEMENT.

        Engineering, Mathematics and Physical Sciences. CRC Press has a strong franchise in engineering, mathematics and physical sciences based on leading titles, strong co-publishing relationships and a practitioner oriented approach. CRC Press published 83 titles in engineering, mathematics and physical sciences in 1997 and has a backlist of over 600 titles. In 1997, total engineering, mathematics and physical sciences revenues represented 32% of Company's book publishing sales. CRC Press's strong titles include THE HANDBOOK OF CHEMISTRY AND PHYSICS (79th edition) and STANDARD MATHEMATICAL TABLES AND FORMULAE. In addition, the Company has a co-publishing arrangement with the Institute of Electrical and Electronic Engineers, a leading engineering society with over 120,000 members. This relationship gives the Company wide distribution for engineering titles and a competitive advantage in attracting engineering authors.

        Environmental Sciences. The Company's Lewis Publishers-TM- imprint is one of the top publishers of environmental science books with titles in all areas including environmental chemistry, environment engineering, wetlands development, ecology and remediation. The Company published 54 environmental sciences titles in 1997 and has a backlist that includes over 600 titles. In 1997, total environmental sciences sales represented 22% of the Company's book publishing revenues. Well-known environmental sciences titles include Manahan's ENVIRONMENTAL CHEMISTRY, REMEDIATION ENGINEERING: A DESIGN HANDBOOK, ENVIRONMENTAL ENGINEERING HANDBOOK and the United States Golf Association's ("USGA") LANDSCAPE RESTORATION HANDBOOK (a joint publication among CRC Press, the Audubon Society of New York State and the USGA).

        Business Publications. The Company's St. Lucie Press-TM- imprint publishes books focusing on all areas of business, including management, human resources, manufacturing processes, finance and investment. St. Lucie Press's publications are targeted at high-level management, technical and analytic end-users through titles such as PRINCIPLES OF TOTAL QUALITY and CHIEF EXECUTIVE OFFICER PAY AND SHAREHOLDER VALUE. Additionally, the Company completed the complementary acquisition of the McGee line of titles, including TECHNICAL ANALYSIS OF STOCK TRENDS, which was integrated into CRC Press. CRC Press published 34 business publications in 1997 and has a backlist which includes approximately 100 titles. In 1997, total business publications sales represented 7% of the Company's book publishing revenues.

    SUBSCRIPTION PRODUCTS. The Company's subscription products focus on the following areas:

        Technology Services. The Company provides high-level information systems and information technology management products under its Auerbach imprint. Auerbach offers three journals, two newsletters, sixteen annual handbooks and eight information management guides available in print and CD-ROM. Auerbach is a technology publisher with over 20,000 subscriptions for its various products. Significant Auerbach titles include the JOURNAL OF INFORMATION SYSTEMS MANAGEMENT, EDP AUDIT CONTROLS, BUSINESS RESUMPTION PLANNING, HANDBOOK OF LOCAL AREA NETWORKS, HANDBOOK OF MIS MANAGEMENT and the AUERBACH INFORMATION MANAGEMENT SERIES (AIMS). Auerbach recently launched a successful newsletter, YEAR 2000 PRACTITIONER, and it has several newsletters and handbooks in development. Auerbach contributed approximately 41% of CRC Press's pro forma 1997 subscription revenues, excluding the Adjustments.

        Newsletters. The Company's Food Chemical News ("FCN") division serves the food and chemical industries with six newsletters and two comprehensive food chemical science guides, available in print and CD-ROM. FCN products command premium pricing and have aggregate renewal rates above 80%. Content is also available in electronic format, and the Company is actively pursuing site licensing and Internet opportunities. FCN's flagship product, FOOD CHEMICAL NEWS-REGISTERED TRADEMARK-, is a weekly newsletter tracking food policy and regulatory changes. It has been a leading source of information to the food industry for over 36 years. Additional products offered by FCN include PESTICIDE AND TOXIC CHEMICAL NEWS, WORLD FOOD NEWS and FOOD LABELING AND NUTRITION NEWS. FCN contributed approximately 37% of CRC Press's pro forma 1997 subscription revenues, excluding the Adjustments.

        Journals. The Company currently publishes 17 subscription-based journals. Journals include both primary journals, such as the JOURNAL OF SOIL CONTAMINATION and OZONE SCIENCE AND ENGINEERING, which are vehicles for the publication of original research; and secondary journals in the Critical Review series. The journal program is concentrated in areas where the Company has strong book publishing programs and provides synergy with respect to marketing and editorial functions. In CRITICAL REVIEW journals, including titles such as CRITICAL REVIEWS IN ANALYTICAL CHEMISTRY and CRITICAL REVIEWS IN TOXICOLOGY, acknowledged experts summarize recent professional literature in important areas of science and technology. The Company recently launched a new primary journal, STRATEGIES IN ENVIRONMENTAL MANAGEMENT, and is actively developing journal content for Internet delivery. Aggregate renewal rates for the Company's journals approximated 85%. Journals contributed approximately 21% of CRC Press's pro forma 1997 subscription revenues, excluding the Adjustments.

    SALES, MARKETING AND DISTRIBUTION

    Direct response marketing is the primary method for selling the Company's products. The Company has an in-house creative services and direct marketing group which designs, manages, and produces cost-effective direct mail campaigns and other promotional support programs. The Company utilizes its extensive in-house lists of book buyers, supplemented by lists from professional societies and list management companies. In 1997, the Company produced in excess of 1,000 promotional campaigns and mailed in excess of 800,000 direct mail pieces per month on average. The cost per piece for direct mail has been reduced by over 30% since the Company acquired CRC Press. Direct mail, including textbook adoptions, generated 31% of CRC Press's 1997 book revenues and the majority of its subscription-based revenues.

    The Company uses a small, well-experienced sales force for professional book sales to the Company's academic and specialty bookstores, wholesalers, catalogers and associations, as well as sales of site licenses to corporations and academic institutions. In the aggregate, these channels provided 37% of the Company's 1997 book revenues. There is also an outbound telesales group used primarily for new sales of Auerbach technology products.

    The Company uses several well-respected distributors for sales outside of North America. The primary distributor for books is Springer-Verlag, a significant Europe-based scientific and technical publisher with extensive international marketing capabilities. International sales contributed 30% of the Company's 1997 book revenues, 12% attributable to a non-recurring initial stocking order from Springer-Verlag in the first quarter of 1997. In 1997, Springer-Verlag accounted for approximately 18.7% of the Company's revenues.

    OPERATIONS

    The Company operates its business in an entrepreneurial manner that serves to increase employee responsibility and accountability. The Company has leveraged its long-standing relationships with acknowledged experts in its existing markets and developed close relationships with acclaimed industry leaders in new markets. These relationships provide the Company with experienced authors and editors who are given increased responsibility for product development and profitability. Currently, CRC Press employs approximately 40 editors who are responsible for proposing new publications, contacting and signing new authors, managing each publication on a return-on-investment basis, and managing product line growth and quality enhancement. The compensation of editors is partially linked to the success of their respective product lines. Similarly, authors are typically signed to royalty-based contracts that compensate them based on the revenues of the applicable publications.

    The Company's strategy of increasing individual responsibility and accountability has been applied to the in-house production process, as well. Currently, CRC Press employs approximately 35 professionals to manage pre-press production which includes copy-editing, type-setting, illustration, interior and cover design, and the preparation of final output for the printer. Driven by systems upgrades and several incentive-based bonus plans, CRC Press expects to perform over 50% of pre-press production in-house in 1998, with external production having negotiated rates comparable to its internal rate. In addition, the production personnel oversee the printing and binding activities performed by third-party printers. The Company conducts business with several different printers and is not dependent on the services of any one printer in particular.

INTELLECTUAL PROPERTY INFORMATION SERVICES

    MARKETS

    The Company is a leading provider of intellectual property information products and services. The Company estimates that the core components of the intellectual property information markets, patents and trademarks, currently exceed $500 million on a worldwide basis. These markets continue to grow as usage of intellectual property information has expanded significantly in the past decade fueled by factors such as: increased awareness of the value of intellectual property as a corporate asset; greater enforcement of intellectual property rights on a worldwide basis; more intellectual property filings, such as European Community trademarks; and technological advances which enable greater storage, searching and access to large databases. Management believes these positive trends will continue.

    PRODUCTS

    The Company is a leader in selected niches of intellectual property markets, specifically in the provision of patent information through the Internet, corporate intranets and other electronic media, such as CD-ROM. The Company collects primary source data from the world's major patent and trademark offices and adds significant value through the development of vast integrated databases, innovative product delivery and sophisticated software for data searching and access. In addition, the Company has recently launched its trademark information business and is currently a growing provider in this market.

    The Internet is an important distribution mechanism for intellectual property information and is MicroPatent's fastest growing channel. The Company believes that its profitable PATENTWEB service is the most comprehensive commercial intellectual property information service on the Internet. Internet services range from individual payment for access to a single patent to unlimited annual use plans for searching and downloading throughout a corporate customer's site. Revenues from Internet-based patent information grew more than 150% from the second quarter of 1997 to the first quarter of 1998. In addition, in the first quarter of 1998, revenues generated by all Internet products rose to 34% of MicroPatent's total revenues.

    MicroPatent was also among the first providers of patent information on CD-ROM. It offers both text and image products covering U.S., European and Japanese information. The Company believes that its PATENTIMAGES-REGISTERED TRADEMARK- products remain leading CD-ROM products in the North American market. Patent CD-ROM subscriptions generated 35% of MicroPatent's revenues in the first quarter of 1998. In addition to subscriptions to databases of worldwide patent information, MicroPatent offers databases of historical ("backfile") and current patent information, in standard and custom formats, in multiple media. Backfile and custom product sales generated 23% of MicroPatent's revenues in the first quarter of 1998.

    While the Company continues to expand both the content and functionality of its patent products, it is also expanding rapidly into trademark information. The Company launched a U.S. federal trademark database, MARKSEARCH PRO-TM-, and now has trademark products available in CD-ROM and on the Internet through TRADEMARKWEB-TM-. In the first quarter of 1998, trademark products, which are included above in CD-ROM subscription and Internet revenues, generated 7% of MicroPatent's revenues.

    The Company continues to develop its content and recently launched its worldwide patent search service and MARKSEARCH PRO. Later this year, the Company plans to introduce full-text searching on U.S. patents and several new international databases, including content from the World Intellectual Property Organization and the European Community. The Company is also expanding into new markets through development of value-added trademark information products, including a state trademark database which will be available on the Internet.

    SALES, MARKETING AND DISTRIBUTION

    The majority of MicroPatent's sales are made through an in-house sales force with offices in the United States and the United Kingdom. Prospects are identified through referrals from existing customers, referrals from patent and trademark offices, leads from trade shows and information requests from sources such as the Internet. Additional international sales are made through a network of distributors. Renewals are generally made by mail with telephone follow-up.

    OPERATIONS

    The Company employs 12 people to produce and fulfill its patent and trademark CD-ROM and customized information products. Source data is received weekly from the U.S. Patent and Trademark Office and certain foreign patent and trademark offices. The Company receives the data in various formats and media and, through internal procedures using both proprietary and third-party software, produces a master CD-ROM for each subscription product. An outside vendor is used for CD-ROM replication and shipments to customers.

    Source data is continually added to the Company's numerous in-house databases, which support its Internet-based products and services. These databases, together with various support systems and product interfaces, are maintained by a programming and research and development staff of four. These software development professionals, together with several technical support staff, create and maintain the Company's various Internet products.

    Since its acquisition of MicroPatent, the Company has taken several initiatives to improve operations. Significant investments made in MicroPatent's website to expand web-based content and enhance existing technology have led to increased reliability and speed. In addition, since the Company acquired MicroPatent, overall cost levels have decreased. In particular, in the year prior to acquisition, operating expenses (excluding amortization of intangibles) approximated 62% of revenues. In the first six months under the Company's ownership, these expenses were reduced to 52% of revenues.

COMPETITION

    The Company competes with a broad range of companies for the products and services it offers. Although it provides information in competitive markets and such competition is unlikely to diminish, the Company believes it can compete successfully based on its well-established positions in niche markets, the quality of its products, the breadth and depth of its content, continued product innovation and efficient operations.

    STM information publishing is a large market with numerous competitors. While there is competition for sales in a given area, products are generally unique titles sold on an individual basis. The Company must also compete for the signing of noted authors. The Company's primary STM competitors include John Wiley, McGraw-Hill and Academic Press, a unit of Harcourt General. These competitors are larger and have greater financial resources than the Company. In addition there are numerous small publishers that compete with the Company.

    The Company also competes with other sellers of intellectual property information. Thomson owns Derwent and Thomson & Thomson, large competitors in patents and trademarks, respectively. In addition to direct sales, these companies offer content through on-line services such as Dialog, which combines this information with other business information. Lastly, there are several low-cost or free intellectual property services offered by large technology-oriented companies, such as IBM and EDS, and certain national and international patent and trademark offices. These services have not had a significant negative impact on the Company to date, due to the Company's ability to differentiate itself through adding value by making data easily accessible and customizing products for specific client needs.

INTELLECTUAL PROPERTY

    The Company regards its trademarks, copyrights, trade secrets and similar intellectual property as valuable assets and relies upon trademark and copyright laws, as well as confidentiality agreements with its employees and others, to protect its rights. The Company pursues the registration of its material trademarks and copyrights in the United States and, depending upon use, in certain other countries. The Company believes it owns or licenses all intellectual property rights necessary to conduct its business. To the best of the Company's knowledge, there are no threatened or pending legal proceedings or claims related to the Company's intellectual property that are likely to have, individually or in the aggregate, a material adverse effect on the Company's business, financial condition or results of operations.

FACILITIES

    The Company leases office space in East Haven, Connecticut; Washington, D.C.; Boca Raton, Florida; New York, New York; and London, England under leases expiring in 2001; 2002; 1998 and 2006; 2002 and 2005; and quarterly, respectively. The Company contracts with a third party for warehousing and distribution services at a Lynn, Missouri facility. The Company does not own any real property. The Company believes that its properties, taken as a whole, are in good operating condition and are suitable and adequate for the Company's current business operations, and that suitable additional or alternative space will be available at commercially reasonable terms for future expansion.

EMPLOYEES AND LABOR RELATIONS

    As of March 31, 1998, the Company had approximately 240 employees. No employees are covered by collective bargaining agreements with labor unions. The Company believes that relations with its employees are good. The Company's policy is to motivate its key employees through grants of stock options and other incentive-based compensation. See "Management--1998 Stock Option Plan."

LITIGATION

    Mason P. Slaine, the Company's President and Chief Executive Officer, and Michael E. Danziger, a director of the Company, are shareholders, officers and directors of Rand Publishing Company Inc. ("Rand"), a private holding company that has made investments in the publishing industry. Certain of the other investors in Rand have alleged that Mr. Slaine breached his fiduciary duty to them and usurped corporate opportunities available to Rand by investing in the Company and by participating in the acquisition by the Company of various businesses. These investors have threatened to sue Mr. Slaine, have asserted claims for damages and have requested that a constructive trust be established for their benefit consisting of Mr. Slaine's interest in the Company and other relief. Mr. Slaine denies such allegations and has indicated to the Company that, if commenced, he intends to vigorously contest any such action brought by these investors.

    In addition, the Company is involved in litigation that has arisen in the ordinary course of business. None of these matters, either individually or in the aggregate, is expected to have a material adverse effect on the Company's financial condition or results of operations.

INSURANCE

    The Company maintains general liability and property insurance and an umbrella and excess liability policy in amounts it considers adequate and customary for a business of its kind. However, there can be no assurance that future claims will not exceed insurance coverage.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below are the names, ages and positions of the executive officers and directors of the Company as of July 15, 1998.

NAME                               AGE                              POSITION
-----------------------------      ---      ---------------------------------------------------------
Mason P. Slaine..............          45   President, Chief Executive Officer and Director

Vincent A. Chippari..........          38   Executive Vice President and Chief Financial Officer

Dennis Buda..................          50   President, CRC Press LLC

Steven Wolfson...............          53   President, MicroPatent LLC

Michael E. Danziger..........          39   Director

David R. Haas................          57   Director

Sidney Lapidus...............          60   Director

David E. Libowitz............          35   Director

    Set forth below are the present principal occupation and employment background of each of the executive officers and directors of the Company.

    MASON P. SLAINE has been President, Chief Executive Officer and a director of the Company since December 1996. Since 1993, Mr. Slaine has been President of Rand Publishing Company Inc. ("Rand"), a small holding company that has made investments in the publishing industry. One such investment is Progressive Grocer Associates LLC, a publisher of three magazines serving the retail industry, of which Mr. Slaine has been Chairman since 1995. From 1994 to 1996, Mr. Slaine served as President of Thomson Financial, a division of Thomson which provides financial information, research, analysis and software products worldwide. From 1993 to 1994, he served as President of Thomson Financial Publishing, a division of Thomson Financial. See "Business--Litigation."

    VINCENT A. CHIPPARI has been Executive Vice President and Chief Financial Officer of the Company since January 1998. From 1990 to 1996, Mr. Chippari was Chief Financial Officer of Thomson Business Information, which serves the global scientific, medical, intellectual property, technical and general reference markets. From 1996 to 1997, he was Executive Vice President, Operations, of Thomson Intellectual Property/Automotive Group, as well as General Manager of its Derwent Information North America unit, a patent and scientific information business.

    DENNIS BUDA has been President of CRC Press since January 1997. From 1992 until then, Mr. Buda was the owner and President of St. Lucie Press, Inc., a publisher of managerial, technical and analytical business books.

    STEVEN WOLFSON has been President of MicroPatent since July 1997. From 1996 to 1997, Mr. Wolfson was Vice President and Chief Financial Officer of MicroPatent's predecessor. From 1994 to 1996, he was Vice President and Chief Financial Officer of American Banker, a financial information publishing company. From 1993 to 1994, Mr. Wolfson was an independent consultant in the financial and administrative fields.

    MICHAEL E. DANZIGER has been a director of the Company since July 1998. Since 1991, Mr. Danziger has been Chairman of Thomson Financial's Database Group, a division of Thomson which provides financial information. Since 1993, he has also been an executive officer of Rand.

    DAVID R. HAAS has been a director of the Company since July 1998. Mr. Haas has been a financial consultant in the entertainment and communications industries since 1995. From 1990 until 1994, he was Senior Vice President and Controller of Time Warner, a leading media and entertainment company. He is currently a director of TODD-AO Corporation and GRB Entertainment, Inc.

    SIDNEY LAPIDUS has been a director of the Company since December 1996. Mr. Lapidus has been a General Partner of Warburg, Pincus & Co. ("WP") and a Member and Managing Director of E.M. Warburg, Pincus & Co., LLC or its predecessors ("EMW LLC") since January 1982, where he has been employed since 1967. He is currently a director of Caribiner International, Inc., Grubb and Ellis Company, Journal Register Company, Knoll Inc., Lennar Corporation and several privately held companies.

    DAVID E. LIBOWITZ has been a director of the Company since December 1996. Mr. Libowitz is a General Partner of WP and a Member and Managing Director of EMW LLC, where he has been employed since July 1991. He is currently a director of Caribiner International, Inc. and several privately held companies.

    The Company has agreed to nominate and use its best efforts to elect and cause to remain as directors (i) Mr. Slaine, for so long as he beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) at least 5% of the outstanding shares of Common Stock, unless his employment is terminated by the Company for "Just Cause" (as defined in his employment agreement), and (ii) at least one or two nominees of Warburg Pincus for so long as Warburg Pincus beneficially owns at least 10% or 20%, respectively, of the outstanding shares of Common Stock.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company has established Compensation and Audit Committees, each of which reports to the Board. The Compensation Committee consists of Messrs. Lapidus and Libowitz and has the authority to determine all matters relating to compensation of the Company's employees. The Audit Committee consists of Messrs. Danziger and Haas and is responsible for meeting with the Company's independent accountants regarding, among other issues, audits and adequacy of the Company's accounting and control systems.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Securities and Exchange Commission (the "Commission") requires issuers to disclose the existence of any other company in which both (i) an executive officer of the Company serves on the board of directors and/or compensation committee and (ii) a director of the Company serves as an executive officer. There are no relationships that are required to be disclosed hereunder.

DIRECTOR COMPENSATION

    Each director who is not an employee of the Company or its affiliates, including Warburg Pincus (each, an "Independent Director"), will receive a fee of $1,000 for each meeting of the Board of Directors attended in person and $500 for each telephonic meeting of the Board of Directors attended. The Chairman of each committee of the Board will also receive an annual fee of $1,000. Effective upon consummation of the Offering, each Independent Director will receive a grant of options to purchase 1,500 shares of Common Stock at the initial public offering price per share. Thereafter, each Independent Director will receive an annual grant of a number of options equal to $15,000 divided by the fair market value of one share of Common Stock on the date of grant, which options will be exercisable at a price per share equal to the fair market value of the Common Stock on such date. All options granted to Independent Directors will vest immediately. Directors who are not Independent Directors will not receive fees for serving on the Board of Directors or any committee thereof. In addition, all directors will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any committee thereof.

SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth information concerning the compensation for services paid to the officers named below (the "Named Executive Officers") during fiscal year 1997.

                                                                                 ANNUAL COMPENSATION
                                                                  --------------------------------------------------
NAME AND PRINCIPAL                                                                                       ALL OTHER
  POSITION                                                          YEAR       SALARY       BONUS      COMPENSATION
----------------------------------------------------------------  ---------  ----------  ------------  -------------
Mason P. Slaine.................................................       1997  $  300,000            --   $ 1,000,000(1)
  President and Chief Executive Officer

Vincent A. Chippari(2)..........................................       1997          --            --            --
  Executive Vice President
  and Chief Financial Officer

Dennis Buda.....................................................       1997  $  150,000            --   $   660,000(3)
  President, CRC Press LLC

Steven Wolfson(4)...............................................       1997  $   62,500  $     25,000            --
  President, MicroPatent LLC

------------------------

(1) Represents a one-time payment related to the formation of the Company and its initial acquisitions.

(2) Mr. Chippari's employment commenced on January 19, 1998. His employment agreement is described below under "Employment Agreements."

(3) Represents incentive payments made under Mr. Buda's initial employment agreement entered into in connection with the Company's acquisition of St. Lucie Press.

(4) Mr. Wolfson's compensation includes compensation from July 2, 1997, the date of the Company's acquisition of MicroPatent.

EMPLOYMENT AGREEMENTS

    MASON P. SLAINE

    The Company has an employment agreement, dated as of December 31, 1996, with Mason P. Slaine which provides that Mr. Slaine will serve as President and Chief Executive Officer of the Company until June 30, 2000, subject to automatic two-year renewals unless either party provides notice of non-renewal. Mr. Slaine's employment agreement provides for a base salary of $300,000 per year, subject to increases in the discretion of the Board of Directors. In addition, Mr. Slaine is eligible to receive an annual cash bonus, as determined by the Board of Directors. He is also entitled to participate in health, insurance, pension, automobile and other benefits provided to other senior executives of the Company.

    In the event that Mr. Slaine resigns without "Good Reason" or his employment terminates for "Just Cause" (as such terms are defined in the his employment agreement), Mr. Slaine will be entitled to receive any accrued but unpaid base salary, unused vacation or unreimbursed expenses. In the event that Mr. Slaine terminates his employment for Good Reason, for a period of 12 months following the date of such termination, in addition to the amounts specified in the foregoing sentence, Mr. Slaine will continue to receive his base salary and health and insurance benefits, offset by amounts paid to him in respect of other employment or business activities during such period. Mr. Slaine's employment agreement also contains a non-compete clause, which applies until the first anniversary of the termination of Mr. Slaine's employment, and confidentiality and non-solicitation provisions.

    VINCENT A. CHIPPARI

    The Company has an employment agreement, dated as of January 19, 1998, with Vincent A. Chippari, which provides that Mr. Chippari will serve as Executive Vice President and Chief Financial Officer of the Company until January 19, 2001, subject to automatic one-year renewals unless either party provides notice of non-renewal. Mr. Chippari's employment agreement provides for a base salary of $200,000 per year, increased annually to the extent of any net increase in the Consumer Price Index. In addition, Mr. Chippari is entitled to receive an annual cash bonus in an amount up to 50% of his base salary based upon the meeting of certain objectives approved by the Board of Directors, provided that the bonus for his first year of employment must equal at least $50,000. Mr. Chippari is also eligible to participate in health, insurance, pension and other benefits provided to other senior executives of the Company.

    In the event that Mr. Chippari resigns or his employment terminates for "Cause" (as defined in his employment agreement), Mr. Chippari will be entitled to receive any accrued but unpaid base salary, unused vacation or unreimbursed expenses. In the event the Company terminates his employment without Cause, in addition to the amounts specified in the foregoing sentence, Mr. Chippari will continue to receive his base salary and health and insurance benefits for a period of 12 months following the date of such termination. Mr. Chippari's employment agreement also contains a non-compete clause, which applies until the first anniversary of the termination of Mr. Chippari's employment, and confidentiality and non-solicitation provisions.

    In addition, Mr. Chippari holds an equity interest in the LLC and will exchange such interest for 18,363 shares of Common Stock in the Exchange.

    DENNIS BUDA

    The Company has an employment agreement, dated as of June 10, 1998, with Dennis Buda, which provides that Mr. Buda will serve as President of CRC Press until January 13, 2000. Mr. Buda's Employment Agreement provides for a base salary of $175,000 per year through December 31, 1998 and $200,000 per year beginning January 1, 1999, subject to increases in the discretion of the Board of Directors. Upon consummation of the Offering, Mr. Buda is also entitled to receive incentive payments of approximately $1.0 million, of which $250,000 will be paid in shares of Common Stock based on the initial public offering price (the "Incentive Payments"). In addition, Mr. Buda is entitled to receive a bonus equal to 50% of his base salary if CRC Press meets its financial performance objectives for the year ended December 31, 1999. Mr. Buda is also eligible to participate in health, insurance and other benefits provided to other senior executives of CRC Press.

    Mr. Buda's employment agreement provides for a grant, upon consummation of the Offering, of options to purchase the number of shares of Common Stock obtained by dividing $3 million by the initial public offering price (250,000 shares). Pursuant to the employment agreement, Mr. Buda's options will be exercisable for a period of five years from the date of grant at a price per share equal to the initial public offering price. Approximately one-third of such options will be immediately exercisable, one-third will vest and become exercisable on December 31, 1999 and the balance thereof will vest and become exercisable in equal monthly installments through January 13, 2000.

    In the event that Mr. Buda's employment terminates for any reason, Mr. Buda will be entitled to receive any accrued but unpaid base salary, Incentive Payments or unreimbursed expenses, provided that he will not be entitled to receive the Incentive Payments if he is terminated for "Just Cause" (as defined in his employment agreement) or if he resigns. In the event Mr. Buda's employment is terminated without Just Cause prior to January 13, 1999, then until such date, in addition to the amounts specified in the foregoing sentence, Mr. Buda will continue to receive his base salary and health and insurance benefits, offset by amounts paid to him in respect of other employment or business activities during such period. Mr. Buda's employment agreement also contains a non-compete clause, which applies until January 13, 2002, and confidentiality and non-solicitation provisions.

SLAINE NON-COMPETITION AGREEMENT

    Pursuant to an employment and restrictive covenants agreement, dated April 1, 1994, between Mr. Slaine and an affiliate of Thomson, Mr. Slaine is generally restricted from owning, engaging in or providing services to any business that competes with the businesses of Thomson Financial. Thomson Financial is a provider of financial information, research, analysis and software products. These restrictions expire on December 31, 1999.

1998 STOCK OPTION PLAN

    The Company's 1998 Stock Option Plan (the "1998 Stock Option Plan") has been adopted by the Board of Directors and the stockholders of the Company. The 1998 Stock Option Plan provides for the grant of non-qualified options ("NQOs") and incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The 1998 Stock Option Plan will be administered by the Board of Directors of the Company, or, if designated by the Board, the Compensation Committee of the Board. The Board believes that the 1998 Stock Option Plan is important to provide an inducement to obtain and retain the services of employees of the Company and its subsidiaries and to increase their proprietary interest in the Company's success.

    At present, all directors and full-time employees of the Company and its subsidiaries, are eligible to participate in the 1998 Stock Option Plan. The aggregate number of shares of Common Stock as to which stock options ("Options") may be granted under the 1998 Stock Option Plan may not exceed 866,886, subject to adjustment as provided in the 1998 Stock Option Plan.

    Recipients of Options under the 1998 Stock Option Plan ("Optionees") are currently selected by the Board, which has sole authority (i) to determine the number of Options to be granted to such recipient, (ii) to prescribe the form or forms of the Option Agreements, (iii) to adopt, amend or rescind rules and regulations for the administration of the 1998 Stock Option Plan, (iv) to construe and interpret the 1998 Stock Option Plan, (v) to determine the exercise price of shares subject to Options, (vi) to determine the dates on which Options become exercisable, (vii) to determine the expiration date of each Option and
(viii) to cancel any Option held with the express written consent of the affected Optionee. Options granted under the 1998 Stock Option Plan will be evidenced by a written Option agreement between each Optionee and the Company.

    The exercise price of the shares of Common Stock subject to Options are currently fixed by the Board, in its discretion, at the time Options are granted, provided that the per share exercise price of an ISO may not be less than the fair market value of a share of Common Stock on the date of grant. Options to purchase an aggregate of 528,213 shares under the 1998 Stock Option Plan will be granted upon consummation of the Offering. Such Options are exercisable at a price per share equal to the initial public offering price and vest in four equal annual installments beginning on the first anniversary of the date of grant, except that the Options to be granted to the Independent Directors and certain executive officers have accelerated vesting schedules.

    Optionees will have no voting, dividend, or other rights as stockholders with respect to shares of Common Stock covered by Options prior to becoming the holders of record of such shares. All Option grants will permit the exercise price to be paid in cash or by certified check, bank draft or money order or by "cashless" exercise. If the Company is sold, reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of the Company are sold or exchanged (a "Corporate Event"), (i) the Optionee will, at the time of such Corporate Event, be entitled to receive upon the exercise of his Option the same number and kind of shares of Common Stock or the same amount of property, cash or other securities as he would have been entitled to receive upon the occurrence of such Corporate Event as if he had been, immediately prior to, or on the record date relating to, such event, the holder of the number of shares covered by his Option, and (ii) if the Company is not the surviving corporation in such Corporate Event, the Company will require the successor corporation or parent thereof to assume such outstanding Options; provided, however, that the Board may provide that all outstanding Options will terminate as of the consummation of such Corporate Event and accelerate the exercisability of all outstanding Options to any date prior to the date of such Corporate Event. In the event of a "Change of Control" (as defined in the 1998 Stock Option Plan), each outstanding Option will vest and become immediately exercisable in full as of the date immediately preceding the date of such Change of Control.

    The Board of Directors of the Company may at any time terminate the 1998 Stock Option Plan or from time to time make such modifications or amendments to the 1998 Stock Option Plan as it may deem advisable, provided that the Board may not, without the consent of the Optionee, take action which would have a material adverse effect on outstanding Options or any unexercised rights under outstanding Options.

    The following is a brief discussion of the Federal income tax consequences of transactions under the 1998 Stock Option Plan based on the Code. The 1998 Stock Option Plan is not qualified under Section 401(a) of the Code.

    No taxable income is realized by an Optionee upon the grant or exercise of an ISO. If Common Stock is issued to an Optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such Optionee within two years after the date of grant or within one year after the transfer of such shares to such Optionee, then (i) upon sale of such shares, any amount realized in excess of the Option price will be taxed to such Optionee as a long-term capital gain and any loss sustained will be a long-term capital loss and (ii) no deduction will be allowed to the Optionee's employer for Federal income tax purposes.

    If the Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of either holding period described above, generally (i) the Optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the Option price paid for such shares and (ii) the Company will be entitled to deduct such amount for Federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the Optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the Company.

    With respect to NQOs, (i) no income is realized by an Optionee at the time the Option is granted, (ii) generally, at exercise, ordinary income is realized by the Optionee in an amount equal to the difference between the Option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the Company is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements and (iii) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. Deductions for compensation attributable to NQOs (or disqualified ISOs) granted to the Company's named executive officers may be subject to the deduction limits of Section 162(m) of the Code, unless such compensation qualifies as "performance-based" (as defined therein).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Pursuant to an Exchange Agreement, dated as of June 10, 1998, immediately prior to the consummation of the Offering, Warburg Pincus, Mr. Slaine and Mr. Chippari will contribute to the Company all of their direct or indirect equity interests in the LLC in exchange for an aggregate of 12,200,000 shares of Common Stock. See "The Exchange." The exact number of shares to be issued to each of them, which is based on the initial public offering price of the Common Stock, will be 9,802,074, 2,379,563 and 18,363 shares of Common Stock, respectively, for Warburg Pincus, Mr. Slaine and Mr. Chippari.

    In connection with the acquisition of CRC Press in January 1997, the Initial Stockholders loaned an aggregate of $2.5 million to the Company. Such loans were repaid without interest in April 1997.

    The Company transacts business in the amount of approximately $250,000 per year with a mail house owned by a brother-in-law of Dennis Buda, the President of CRC Press. The rates charged by such mail house are at or below the rates charged by other mail houses serving the Company.

    The Initial Stockholders are entitled to certain registration rights with respect to their respective shares of Common Stock. See "Shares Eligible for Future Sale."

    Until such time as the Company uses the net proceeds of the Offering for acquisitions, the Company intends to invest them in short-term, investment grade securities. In connection therewith, the Company may utilize the services of an affiliate of Warburg Pincus, for which the Company will pay reasonable and customary fees to such affiliate.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

    The table below sets forth the beneficial ownership of Common Stock as of July 1, 1998, after giving effect to the Exchange and the Offering, by (i) all persons who beneficially own 5% or more of the Common Stock, (ii) each Named Executive Officer, (iii) each director of the Company and (iv) all executive officers and directors as a group.

                                                                                    COMMON STOCK BENEFICIALLY OWNED
                                                                                   ----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                               NUMBER OF SHARES    PERCENTAGE(1)
---------------------------------------------------------------------------------  -----------------  ---------------
Warburg, Pincus Ventures, L.P.(2)................................................        9,802,074            59.5%
  466 Lexington Avenue
  New York, New York 10017
Mason P. Slaine(3)...............................................................        2,379,563            14.4
Vincent A. Chippari..............................................................           18,363               *
Dennis Buda(4)...................................................................           69,716               *
Steven Wolfson...................................................................                0               *
Michael E. Danziger(5)...........................................................           91,106               *
David R. Haas(5).................................................................            5,980               *
Sidney Lapidus(6)................................................................        9,802,074            59.5
David E. Libowitz(6).............................................................        9,802,074            59.5
All directors and executive officers as a group (eight persons)..................       12,366,802            74.8

------------------------

*   Less than 1%.

(1) Pursuant to the regulations of the Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares, whether or not such person has any pecuniary interest in such shares, or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2) The sole general partner of Warburg Pincus is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages Warburg Pincus. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the Managing Partner of WP and the Managing Member of EMW LLC. WP has a 15% interest in the profits of Warburg Pincus as the general partner and also owns approximately 1.2% of the limited partnership interests in Warburg Pincus.

(3) Mr. Slaine has been threatened with a lawsuit relating to his interest in the Company. See "Business-- Litigation."

(4) Includes 48,883 shares issuable upon exercise of options to be granted upon consummation of the Offering that will be immediately vested and exercisable.

(5) Includes 1,500 shares issuable upon exercise of options to be granted upon consummation of the Offering that will be immediately vested and exercisable.

(6) All shares indicated as owned by Mr. Lapidus or Mr. Libowitz are owned by Warburg Pincus and are included because of their affiliation with Warburg Pincus. Both of them are Members and Managing Directors of EMW LLC and General Partners of WP. Messrs. Lapidus and Libowitz disclaim beneficial ownership of the shares owned by Warburg Pincus.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

    Prior to the consummation of the Offering, after giving effect to the Exchange, there will be 12,200,000 shares of Common Stock outstanding, owned of record by three stockholders. Holders of Common Stock have no pre-emptive, redemption, conversion or sinking fund rights. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have any cumulative voting rights. In the event of a liquidation, dissolution, or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after provision for the payment of creditors and after payment of any liquidation preference to holders of Preferred Stock. Upon consummation of the Offering, all outstanding shares of Common Stock will be validly issued, fully paid and nonassessable. Holders of Common Stock will receive such dividends, if any, as may be declared by the Board out of funds legally available for such purposes. See "Dividend Policy."

PREFERRED STOCK

    The Company is authorized to issue up to 1,000,000 shares of Preferred Stock. The Board of Directors will have the authority to issue this Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock, including the loss of voting control to others.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    After consummation of the Offering, there will be 33,529,167 shares of Common Stock and 1,000,000 shares of Preferred Stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. The company currently does not have any plans to issue additional shares of Common Stock or Preferred Stock.

    One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock of the Company may be to enable the Board of Directors to issue shares to persons supportive of current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management and possibly deprive the stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company pursuant to the operation of a stockholders' rights plan or otherwise.

DELAWARE GENERAL CORPORATION LAW

    Pursuant to Section 203 of the DGCL, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless (i) the transaction that results in the person's becoming an interest stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of the stockholders. Under Section 203, an "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (iii) an affiliate or associate of such person. Pursuant to an exception within Section 203, no stockholders of the Company existing prior to the Offering are subject to the restrictions of Section 203.

    Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Company's Certificate of Incorporation does not exclude the Company from the restrictions imposed under Section 203. The provisions of
Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also could delay or frustrate the assumption of control by stockholders, even if such assumption of control would be beneficial to stockholders, and also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events could be beneficial to the interests of stockholders.

LIMITATION OF LIABILITY OF DIRECTORS

    The Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

    While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his duty of care. The provisions of the Certificate of Incorporation described above apply to an officer of the Company only if he is a director of the Company and is acting in his capacity as director, and do not apply to officers of the Company who are not directors.

REGISTRATION RIGHTS

    The Initial Stockholders are entitled to certain registration rights with respect to their respective shares of Common Stock. See "Shares Eligible for Future Sale."

TRANSFER AGENT

    The transfer agent and registrar of the Common Stock is State Street Bank and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Of the 16,470,833 shares of Common Stock outstanding upon consummation of the Offering, the 4,250,000 shares of Common Stock sold in the Offering will be freely transferable without restriction under the Securities Act unless purchased by "affiliates" of the Company (as that term is used under the Securities Act and the regulations promulgated thereunder). The remaining 12,220,833 shares of Common Stock outstanding were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are deemed "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be resold without registration under the Securities Act or pursuant to an exemption from registration, including exemptions provided by Rule 144 under the Securities Act. All such restricted shares are presently held by affiliates of the Company, are subject to lock-up agreements (as described under "Underwriting") and will become eligible for sale beginning 180 days after the date of this Prospectus upon expiration of such agreements and subject to compliance with the Securities Act.

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned shares for at least a one-year period (as computed under Rule
144) is entitled to sell within any three-month period commencing 90 days after this Offering such number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 164,708 shares upon consummation of the Offering) and (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. A person who is not deemed to have been an affiliate of the company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations or other requirements described above. The foregoing summary of Rule 144 is not intended to be a complete description of that rule.

    Upon consummation of the Offering, 866,886 shares of Common Stock will be authorized for issuance under the 1998 Stock Option Plan, of which options to purchase 528,213 shares will be outstanding. When issued, such shares may only be resold by complying with the one-year holding period under Rule 144 or pursuant to registration under the Securities Act.

    Prior to the Offering, there has been no public market for securities of the Company. No predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the market price of the Common Stock.

    The Company, the Company's directors and executive officers and Warburg Pincus have agreed, subject to certain exceptions, not to offer, sell or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of this Prospectus. See "Underwriting."

    Pursuant to a registration rights agreement, the Initial Stockholders have the right to request two registrations of their shares of Common Stock, provided that the anticipated aggregate public offering price equals $15 million or more, and unlimited registrations on Form S-3, provided that the anticipated aggregate offering price exceeds $5 million. In addition, the Initial Stockholders are entitled to have their shares included in an unlimited number of registrations initiated by the Company, subject to certain customary conditions. The rights of the Initial Stockholders pursuant to the registration rights agreement are subject to the lock-up agreements described under "Underwriting." In general, all fees, costs and expenses of such registration (other than underwriting discounts and selling commissions) will be borne by the Company. The Company has agreed to indemnify the Initial Stockholders from any liability arising out of or relating to any untrue statement of a material fact or any omission of a material fact in any registration statement or prospectus filed by the Company pursuant to the Registration Rights Agreement, subject to certain exceptions.

                                  UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and BT Alex. Brown Incorporated are acting as representatives (the "Representatives") of each of the Underwriters named below (the "Underwriters"). Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company and the Underwriters, the Company has agreed to sell to the Underwriters, and each of the Underwriters severally and not jointly has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.

                                                                                     NUMBER OF
             UNDERWRITERS                                                              SHARES
-----------------------------------------------------------------------------------  ----------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.............................................................   2,493,549
BT Alex. Brown Incorporated........................................................   1,662,365
                                                                                     ----------
          Total....................................................................   4,155,914
                                                                                     ----------
                                                                                     ----------

In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. In addition to the shares being sold pursuant to the Purchase Agreement, 94,086 shares of Common Stock offered hereby are being offered by the Company on a non-underwritten basis to certain directors of the Company.

    The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.50 per share of Common Stock. The Underwriters may allow, and such dealers may re-allow, a discount not in excess of $0.10 per share of Common Stock on sales to certain other dealers. After the Offering, the public offering price, concession and discount may be changed.

    The Company has granted an option to the Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 623,387 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial amount reflected in the foregoing table.

    At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price, up to 212,500 of the shares offered hereby to be sold to certain employees of the Company and certain other persons. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offering will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

    The Company, the Company's executive officers and directors and Warburg Pincus have agreed not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus other than (i) the sale to the Underwriters of the shares of Common Stock in connection with the Offering, (ii) the issuance of options pursuant to the 1998 Stock Option Plan, (iii) upon the exercise of such options, (iv) in the Exchange, (v) pursuant to Dennis Buda's employment agreement or (vi) the issuance of securities as consideration for a merger or acquisition, provided that the recipients of securities referred to in clauses (v) and (vi) immediately above agree to be bound by the foregoing restriction. See "Management--1998 Stock Option Plan" and "Management-- Employment Agreements."

    Prior to the Offering, there has been no public market for the Common Stock of the Company. The initial public offering price has been determined through negotiations between the Company and the Representatives. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

    The Common Stock has been approved for listing on the NYSE under the symbol "IHI," subject to official notice of issuance. In order to meet the requirements for listing of the Common Stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

    The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

    The consolidated balance sheets of Information Ventures LLC as of December 31, 1997 and March 31, 1998 and the related consolidated statements of operations, members' equity and cash flows for the year ended December 31, 1997 and for the three months ended March 31, 1998 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The consolidated balance sheets of CRC Press, Inc. as of December 31, 1995 and 1996 and the related consolidated statements of operations, shareholder's equity and cash flows for the years ended December 31, 1995 and 1996 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The balance sheets of MicroPatent as of June 30, 1996 and 1997 and the related statements of operations, partners' capital and cash flows for the years ended June 30, 1996 and 1997 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The balance sheet of St. Lucie Press, Inc. as of December 31, 1996 and the related statement of income and retained earnings and cash flows for the year ended December 31, 1996 appearing in this Prospectus and the Registration Statement have been audited by Robert A. Young, CPA, independent auditor, as set forth in his report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 (herein, together with all amendments thereto, called the "Registration Statement") under the Securities Act with respect to the Common Stock offered by the Company hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto, to which reference is hereby made. Statements contained in this Prospectus as to the contents of any contract or other document are summaries which are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement herein being qualified in all respects by such reference. The Registration Statement, including the exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Avenue, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Website (http://www.sec.gov.) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company intends to furnish stockholders with annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants.

                         INDEX TO FINANCIAL STATEMENTS

INFORMATION VENTURES LLC

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Auditors.............................................................................        F-2
Consolidated Balance Sheet as of March 31, 1998............................................................        F-3
Consolidated Statements of Operations for the three months ended March 31, 1997 (unaudited) and the three
  months ended March 31, 1998..............................................................................        F-4
Consolidated Statement of Members' Equity for the three months ended March 31, 1998........................        F-5
Consolidated Statements of Cash Flows for the three months ended March 31, 1997 (unaudited) and the three
  months ended March 31, 1998..............................................................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7

Report of Independent Auditors.............................................................................       F-14
Consolidated Balance Sheet as of December 31, 1997.........................................................       F-15
Consolidated Statement of Operations for the year ended December 31, 1997..................................       F-16
Consolidated Statement of Members' Equity for the year ended December 31, 1997.............................       F-17
Consolidated Statement of Cash Flows for the year ended December 31, 1997..................................       F-18
Notes to Consolidated Financial Statements.................................................................       F-19

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997....       F-27
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statement of Operations......................       F-29

CRC PRESS, INC.

Report of Independent Certified Public Accountants.........................................................       F-30
Consolidated Balance Sheets as of December 31, 1995 and 1996...............................................       F-31
Consolidated Statements of Operations for the years ended December 31, 1995 and 1996.......................       F-32
Consolidated Statements of Shareholder's Equity for the years ended December 31, 1995 and 1996.............       F-33
Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1996.......................       F-34
Notes to Consolidated Financial Statements.................................................................       F-35

MICROPATENT

Report of Independent Auditors.............................................................................       F-44
Balance Sheets as of June 30, 1996 and 1997................................................................       F-45
Statements of Income for the years ended June 30, 1996 and 1997............................................       F-46
Statements of Partners' Capital for the years ended June 30, 1996 and 1997.................................       F-46
Statements of Cash Flows for the years ended June 30, 1996 and 1997........................................       F-47
Notes to Financial Statements..............................................................................       F-48

ST. LUCIE PRESS, INC.

Report of Independent Public Accountant....................................................................       F-52
Balance Sheet as of December 31, 1996......................................................................       F-53
Statement of Income and Retained Earnings for the year ended December 31, 1996.............................       F-54
Statement of Cash Flow for the year ended December 31, 1996................................................       F-55
Notes to Financial Statements..............................................................................       F-56

                         REPORT OF INDEPENDENT AUDITORS

To the Members of

Information Ventures LLC

    We have audited the accompanying consolidated balance sheet of Information Ventures LLC (the "Company") as of March 31, 1998, and the related consolidated statements of operations, members' equity and cash flows for the three months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Information Ventures LLC at March 31, 1998 and the consolidated results of their operations and their cash flows for the three months then ended in conformity with generally accepted accounting principles.

                                                    /s/ Ernst & Young LLP

New York, New York
June 8, 1998

                            INFORMATION VENTURES LLC

                           CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998
                           (IN THOUSANDS OF DOLLARS)

ASSETS
Current assets:
  Cash and cash equivalents........................................................  $   9,803
  Accounts receivable, less allowance for doubtful accounts and returns of $776....      3,497
  Inventories......................................................................      3,624
  Prepaid expenses.................................................................        123
  Other current assets.............................................................      1,911
                                                                                     ---------
Total current assets...............................................................     18,958
Property and equipment, net........................................................      3,906
Pre-publication costs, net.........................................................      2,935
Publishing rights and other intangible assets, net.................................     20,672
Other assets.......................................................................      1,094
Deferred tax assets................................................................         27
                                                                                     ---------
Total assets.......................................................................  $  47,592
                                                                                     ---------
                                                                                     ---------
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Current portion of capitalized lease obligations.................................  $     243
  Accounts payable.................................................................      2,834
  Accrued expenses.................................................................        752
  Accrued compensation.............................................................        643
  Royalties payable................................................................      1,158
  Deferred subscription revenue....................................................      8,233
  Short-term debt..................................................................      1,000
                                                                                     ---------
Total current liabilities..........................................................     14,863
Capital leases.....................................................................      2,889
Other long-term liabilities........................................................        683
                                                                                     ---------
Total liabilities..................................................................     18,435
                                                                                     ---------
Members' equity:
  Class A preferred................................................................     31,804
  Class B preferred................................................................      1,663
  Retained deficit.................................................................     (4,310)
                                                                                     ---------
Total members' equity..............................................................     29,157
                                                                                     ---------
Total liabilities and members' equity..............................................  $  47,592
                                                                                     ---------
                                                                                     ---------

                See notes to consolidated financial statements.

                            INFORMATION VENTURES LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           (IN THOUSANDS OF DOLLARS)

                                                                         THREE MONTHS ENDED
                                                                           MARCH 31, 1997     THREE MONTHS ENDED
                                                                             (UNAUDITED)        MARCH 31, 1998
                                                                         -------------------  -------------------
Revenues...............................................................       $   8,698            $  10,728

Costs and expenses:
  Cost of sales........................................................           2,668                2,858
  Selling, general and administrative expenses.........................           5,605                5,972
  Depreciation and amortization........................................             259                1,278
                                                                                 ------              -------
Total operating expenses...............................................           8,532               10,108
                                                                                 ------              -------

Operating income.......................................................             166                  620

Interest income........................................................              27                  140
Interest expense.......................................................            (154)                (103)
                                                                                 ------              -------
Income before income taxes.............................................              39                  657
Provision for income taxes.............................................              --                   56
                                                                                 ------              -------
Net income.............................................................       $      39            $     601
                                                                                 ------              -------
                                                                                 ------              -------
Pro forma income data (unaudited):
    Income before income taxes, as reported............................                            $     657
    Pro forma income taxes.............................................                                   56
                                                                                                     -------
    Pro forma net income...............................................                            $     601
                                                                                                     -------
                                                                                                     -------

                See notes to consolidated financial statements.

                            INFORMATION VENTURES LLC

                   CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

                                 MARCH 31, 1998

                           (IN THOUSANDS OF DOLLARS)

                                                                        CLASS A
                                                                       PREFERRED      CLASS B PREFERRED    TOTAL
                                                                    ----------------  -----------------  ---------
Balance at January 1, 1998........................................     $   27,139         $   1,417      $  28,556
Net income........................................................            571                30            601
                                                                          -------            ------      ---------
Balance at March 31, 1998.........................................     $   27,710         $   1,447      $  29,157
                                                                          -------            ------      ---------
                                                                          -------            ------      ---------

                See notes to consolidated financial statements.

                            INFORMATION VENTURES LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                                         THREE MONTHS ENDED
                                                                           MARCH 31, 1997     THREE MONTHS ENDED
                                                                             (UNAUDITED)        MARCH 31, 1998
                                                                         -------------------  -------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.............................................................      $        39           $     601
  Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization........................................              259               1,278
  Amortization of pre-publication costs................................              600                 563
Changes in assets and liabilities:
  Accounts receivable..................................................           (2,687)              1,471
  Inventories..........................................................              747                 179
  Prepaid expenses and other current assets............................             (620)               (568)
  Accounts payable, accrued expenses and employee compensation.........            1,765              (2,232)
  Royalties payable....................................................             (245)               (591)
  Deferred subscription revenue........................................              784                 651
  Other................................................................              650                (272)
                                                                                --------             -------
Net cash provided by operating activities..............................            1,292               1,080
                                                                                --------             -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment.....................................              (25)               (133)
Pre-publication costs..................................................             (373)               (209)
Acquisitions of businesses.............................................          (15,180)                 --
Acquisition of titles..................................................               --                (160)
                                                                                --------             -------
Net cash used in investing activity....................................          (15,578)               (502)
                                                                                --------             -------
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from Members................................................            2,500                  --
Repayments under line of credit........................................               --              (1,000)
Capital contributions..................................................           16,717                  --
Payments on capitalized lease obligations..............................              (43)                (55)
                                                                                --------             -------
Net cash provided by (used in) financing activities....................           19,174              (1,055)
                                                                                --------             -------
Net increase (decrease) in cash and cash equivalents...................            4,888                (477)
Cash and cash equivalents at beginning of period.......................               --              10,280
                                                                                --------             -------
Cash and cash equivalents at end of period.............................      $     4,888           $   9,803
                                                                                --------             -------
                                                                                --------             -------

                See notes to consolidated financial statements.

                            Information Ventures LLC
                   Notes to Consolidated Financial Statements
                                 March 31, 1998

1. BUSINESS OPERATIONS

    Information Ventures LLC ("IV") was formed on December 2, 1996 to create and build an information and publishing business. IV functions as a holding company and, through its subsidiaries (together, the "Company"), publishes information in print and electronic media in the fields of science, technology, business, environmental science, intellectual property, and certain related disciplines. Products are distributed on a worldwide basis and the business has operating offices in the United States and Europe. Prior to the Company's initial acquisition, which occurred effective as of January 1, 1997, the Company had no operations or assets.

    In connection with a planned offering of securities, the members will contribute all of their direct or indirect equity interests to Information Holdings Inc. ("IH"), a newly formed Delaware corporation, in exchange for Common Stock of IH, representing 100% of the outstanding equity interest. Because IH will conduct no business operations prior to the exchange, the balance sheet and statement of operations for Information Holdings Inc. are not included herein.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of the Company include the accounts of IV and subsidiaries, all which are wholly owned. All material intercompany accounts and transactions have been eliminated in consolidation. All acquisitions have been accounted for using the purchase method of accounting and operating results have been included from the respective dates of acquisition.

REVENUE RECOGNITION

    Revenues from books and the related cost of sales are recognized when the product is shipped to the customer. For products sold with the right of return, revenue is recognized net of a provision for estimated returns. Subscription payments received are deferred and recognized as revenue in the period in which the product is shipped.

INTERIM FINANCIAL INFORMATION

    The financial information for the three months ended March 31, 1997 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the operating results and cash flows for such period.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of all highly liquid investments with maturities of three months or less. The cost of these investments is equal to fair market value.

INVENTORIES

    Inventories are valued at the lower of cost or market and are determined under the first-in, first-out method. Inventories at March 31, 1998 consist solely of finished goods. The vast majority of inventories are books, which are reviewed periodically on a title-by-title basis for salability. The cost of inventory determined to be impaired is charged to income in the period of determination.

                            INFORMATION VENTURES LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DIRECT MAIL COSTS

    Direct mail costs are expensed upon mailing. Direct mail expense was $1,444,000 for the period ended March 31, 1998. Direct mail related costs of $428,000 were included in other current assets at March 31, 1998.

PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost. Expenditures for repairs and maintenance are expensed as incurred.

    Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings............................  10 years
Furniture and equipment..............  5 years
Computer equipment...................  3 years
Leasehold improvements...............  Shorter of useful life or lease term

PRE-PUBLICATION COSTS

    Certain expenses related to books, primarily comprised of design and other pre-production costs, are deferred and charged to expense over the estimated product life. These costs are amortized over a four year period following release of the applicable book, using an accelerated amortization method. Accumulated amortization of pre-publication costs was approximately $2,876,000 at March 31, 1998.

PUBLISHING RIGHTS AND OTHER INTANGIBLES

    Publishing rights consist primarily of publication agreements, subscriber lists, trademarks and related assets and are amortized using the straight-line method over their estimated useful lives ranging from 3-20 years. Amortization expense of publishing rights in 1998 was approximately $981,000.

    Noncompete agreements arising from acquisitions are amortized using the straight-line basis over the contractual term, currently 3 years. Amortization expense in 1998 related to noncompete agreements was $8,333.

    Goodwill represents acquisition cost in excess of the fair market value of the net tangible and identifiable intangible assets. Goodwill and related amortization expense was insignificant in 1998.

    The recoverability of publishing rights, other intangibles and other long-lived assets is assessed periodically and whenever adverse events or changes in circumstances or business climate indicate that previously anticipated cash flows warrant a reassessment. When such reassessments indicate the potential of impairment, all business factors are considered and, if such assets are not likely to be recovered from future cash flows, they are written down to recoverable value. The Company, based on current circumstances, does not believe that any long-lived asset are impaired at March 31, 1998.

                            INFORMATION VENTURES LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Company is a limited liability company ("LLC") and anticipates treatment as a partnership for federal and most state income taxes. However, the Company is still liable for income taxes in certain states and thus a provision for those state income taxes is reflected on the statement of operations.

    Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from these estimates.

CONCENTRATION OF BUSINESS RISK

    The Company is not subject to significant credit risk from concentration of accounts receivable or other assets in any particular customer group, industry segment or geographic region. A subsidiary of IV has entered into an exclusive distribution agreement with a third party for sale of its products in regions outside of North America. Accounts receivable related to this distribution agreement approximated $630,000 at March 31, 1998.

    The Company performs ongoing credit evaluation of its customers and does not require any collateral for the amounts owed.

    The Company maintains its cash in demand deposit accounts which at times may exceed the Federal Deposit Insurance Corporation ("FDIC") insurance limits. As of March 31, 1998, the Company had approximately $552,000 of cash in excess of FDIC insurance limits.

GEOGRAPHIC INFORMATION (IN THOUSANDS)

                                                                                                        REVENUES
                                                                                                      ------------
United States.......................................................................................   $    8,914
Europe..............................................................................................        1,045
Others..............................................................................................          769
                                                                                                      ------------
Total...............................................................................................   $   10,728
                                                                                                      ------------
                                                                                                      ------------

RECENT ACCOUNTING PRONOUNCEMENTS

    In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE, and SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 129 contains no change in the Company's disclosure requirements, and SFAS No. 130 has no impact on the Company's financial position or results of operations.

                            INFORMATION VENTURES LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Company adopted this statement and determined that the new standard does not have any impact on the Company's financial statements.

3. PROPERTY AND EQUIPMENT

    Property and equipment at March 31, 1998 consist of the following (in thousands):

Building............................................................  $   2,344
Furniture and equipment.............................................      2,298
Leasehold improvements..............................................        370
                                                                      ---------
                                                                          5,012
Accumulated depreciation............................................     (1,106)
                                                                      ---------
                                                                      $   3,906
                                                                      ---------
                                                                      ---------

    Depreciation expense for building under capital lease, furniture and equipment and leasehold improvements for the period was approximately $270,000.

4. PUBLISHING RIGHTS AND OTHER INTANGIBLE ASSETS

    Publishing rights and other intangible assets at March 31, 1998 consist of the following (in thousands):

Publishing rights..................................................  $  23,154
Goodwill...........................................................        148
Noncompete agreements..............................................        100
Trademarks.........................................................      1,350
                                                                     ---------
                                                                        24,752
Accumulated amortization...........................................     (4,080)
                                                                     ---------
                                                                     $  20,672
                                                                     ---------
                                                                     ---------

5. LEASES

    As of March 31, 1998, assets recorded under capital leases aggregated approximately $2,430,000 and had accumulated amortization of approximately $327,000.

                            INFORMATION VENTURES LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. LEASES (CONTINUED)
    Rental expense under operating leases was $127,000 for the period ended March 31, 1998. The future noncancelable minimum lease payments as of March 31, 1998, including estimated escalation amounts for the capital leases, are as follows (in thousands):

                                                                                   CAPITAL
                                                              OPERATING LEASES     LEASES
                                                              ----------------  -------------
For the nine months ending December 31, 1998................     $      335       $     412
For the twelve months ending December 31,
1999........................................................            333             525
2000........................................................            318             517
2001........................................................            288             519
2002........................................................            118             535
Thereafter..................................................            236           2,070
                                                                    -------     -------------
Total.......................................................     $    1,628           4,578
                                                                    -------
                                                                    -------
Less amount representing unamortized interest                                        (1,446)
Less current portion........................................                           (243)
                                                                                -------------
Present value of minimum lease payment, excluding current
  portion...................................................                      $   2,889
                                                                                -------------
                                                                                -------------

6. DEBT

    A subsidiary of the Company maintains a revolving line of credit (the "Credit Line") borrowing arrangement of $5,000,000 with State Street Bank. Interest on the Credit Line is due quarterly in arrears at the London Interbank Offering Rate (LIBOR) plus applicable margin ranging from 1.5% to 2.5%. In 1998, interest rates under these agreements ranged from 7.22% to 7.38%. At March 31, 1998, the principal amount outstanding is $1,000,000 and the unused bank line of credit amounted to $4,000,000. The Credit Line expires as follows: June 20, 2000--$1,250,000, June 30, 2001--$1,250,000, and June 30, 2002-- $2,500,000.
There are no compensating balance arrangements. The line is secured by the tangible and intangible property of the subsidiary. The property securing this obligation comprises a material portion of the net assets of the Company.

    The terms of the Credit Line restrict the subsidiary from incurring additional debts, repaying debts and declaring dividends and distributions to affiliates or members over specified amounts. In addition, the Company is required to maintain certain financial ratios and comply with certain restrictive covenants. All other future indebtedness of the subsidiary is subordinate to this Credit Line.

    The outstanding balance of $1,000,000 at March 31, 1998 was repaid in full in April 1998. The Company plans to terminate the Credit Line in 1998.

7. MEMBERSHIP INTEREST

    The Company has two classes of preferred equity interests which have voting rights and which share in profits and losses. The Class A Preferred holder contributed 95% of total capital, is allocated 95% of profits and losses and is entitled to elect three directors. The Class B Preferred holder contributed 5% of total capital, is allocated 5% of profits and losses and is entitled to elect one director. Voting rights are apportioned between the classes on a basis equivalent to contributed capital.

                            INFORMATION VENTURES LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. MEMBERSHIP INTEREST (CONTINUED)
    Both classes of such preferred equity interests convert to common equity interests under certain events, including a public offering of the Company's securities or the sale of the Company. In the event of a conversion to common equity interests, the Class A and Class B Preferred holders receive common equity interests under a pre-determined formula.

8. EMPLOYEE BENEFIT PLANS

    The Company offers two defined contribution savings plan qualifying under
Section 401(k) of the Internal Revenue Code. The plans cover substantially all full time U.S. employees, both requiring one year of service prior to eligibility (see below). The Company, via the subsidiaries, matches 50% of such contributions up to a maximum employee contribution of 6% of salary. The Company contributed and incurred expenses of $55,000 during 1998 under these plans.

    Effective January 1, 1998, one of the plans is being replaced with a new plan. The new plan will cover all employees of a subsidiary of the Company as of December 31, 1997 and new employees with more than one year of service (compared to 90 days service in the prior plan). Other plan provisions are unchanged from the prior plan.

9. INCOME TAXES

    The components of the state income tax provision (benefit) for the period ended March 31, 1998 are as follows:

Current..............................................................  $      56
Deferred.............................................................         --
                                                                       ---------
Total................................................................  $      56
                                                                       ---------
                                                                       ---------

10. PRO FORMA INCOME TAXES (UNAUDITED)

    As discussed in Note 2, the Company is an LLC that anticipates treatment as a partnership for Federal and certain state income taxes. In connection with the initial public offering, the Company will become subject to Federal and additional state income tax. The pro forma provision for income taxes represents the income tax provisions that would have been reported had the Company been subject to Federal and additional state income taxes.

    The pro forma income tax provision consists of the following (in thousands):

                                                                                                THREE MONTHS ENDED
                                                                                                  MARCH 31, 1998
                                                                                               ---------------------
Current income taxes:
  Federal taxes..............................................................................        $      --
  State and local taxes......................................................................               56
                                                                                                         -----
                                                                                                            56

  Deferred income taxes......................................................................               --
                                                                                                         -----
                                                                                                     $      56
                                                                                                         -----
                                                                                                         -----

                            INFORMATION VENTURES LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. PRO FORMA INCOME TAXES (UNAUDITED) (CONTINUED)
    A reconciliation setting forth the differences between the pro forma effective tax rate of the Company and U.S. Federal Statutory tax rate is as follows:

                                                                                               THREE MONTHS ENDED
                                                                                                 MARCH 31, 1998
                                                                                               -------------------
Federal statutory rate.......................................................................           35.0%
State and local taxes net of Federal tax benefits............................................            5.6
Valuation allowance..........................................................................          (32.9)
Other items, net, none of which individually exceeds 5% of Federal taxes at statutory
 rates.......................................................................................            0.8
                                                                                               -------------------
Effective tax rate...........................................................................            8.5%

    Pro forma deferred income taxes will reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for pro forma financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax asset as of March 31, 1998 are as follows (in thousands):

Current deferred tax assets:
  Allowance for accounts receivable........................................      $     338
  Inventory................................................................            377
  Accruals and other.......................................................            239
                                                                                   -------
Total current deferred tax assets..........................................            954

Long term deferred tax assets:
  Amortization and depreciation............................................          1,255
  Net operating loss.......................................................             --
                                                                                   -------
Total long term deferred tax asset.........................................          1,255
  Valuation allowance......................................................         (1,744)
                                                                                   -------
Total deferred tax asset...................................................      $     465
                                                                                   -------
                                                                                   -------

    During the three months ended March 31, 1998, the Company reversed $216,000 of its valuation allowance, as the Company generated income during the three months ended March 31, 1998.

                         REPORT OF INDEPENDENT AUDITORS

To the Members of
Information Ventures LLC

    We have audited the accompanying consolidated balance sheet of Information Ventures LLC (the "Company") as of December 31, 1997, and the related consolidated statements of operations, members' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Information Ventures LLC at December 31, 1997 and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

New York, New York                                      /s/ Ernst & Young LLP

April 20, 1998

                            INFORMATION VENTURES LLC

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997

                           (IN THOUSANDS OF DOLLARS)

ASSETS
Current assets:
  Cash and cash equivalents........................................................  $  10,280
  Accounts receivable, less allowance for doubtful accounts and returns of $803....      4,968
  Inventories......................................................................      3,803
  Prepaid expenses.................................................................      1,387
  Other current assets.............................................................         79
                                                                                     ---------
Total current assets...............................................................     20,517

Property and equipment, net........................................................      4,041
Pre-publication costs..............................................................      3,289
Other assets.......................................................................        826
Publishing rights and other intangible assets, net.................................     21,519
Deferred tax asset.................................................................         27
                                                                                     ---------
Total assets.......................................................................  $  50,219
                                                                                     ---------
                                                                                     ---------

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Current portion of capitalized lease obligations.................................  $     233
  Accounts payable.................................................................      2,950
  Accrued compensation expense.....................................................      1,988
  Accrued expenses.................................................................      1,523
  Royalties payable................................................................      1,749
  Deferred subscription revenue....................................................      7,582
                                                                                     ---------
Total current liabilities..........................................................     16,025

Capital leases.....................................................................      2,955
Long-term debt.....................................................................      2,000
Other long-term liabilities........................................................        683
                                                                                     ---------
Total liabilities..................................................................     21,663
                                                                                     ---------
Members' equity:
  Class A preferred................................................................     31,804
  Class B preferred................................................................      1,663
  Retained deficit.................................................................     (4,911)
                                                                                     ---------
Total members' equity..............................................................     28,556
                                                                                     ---------
Total liabilities and members' equity..............................................  $  50,219
                                                                                     ---------
                                                                                     ---------

                See notes to consolidated financial statements.

                            INFORMATION VENTURES LLC

                      CONSOLIDATED STATEMENT OF OPERATIONS

                               DECEMBER 31, 1997

                           (IN THOUSANDS OF DOLLARS)

Revenues...........................................................................  $  34,869
Costs and expenses:
  Cost of sales....................................................................     11,492
  Selling, general and administrative expenses.....................................     20,518
  Severance and special bonuses....................................................      3,213
  Research and development expense.................................................        400
  Depreciation and amortization....................................................      3,909
                                                                                     ---------
Total operating expenses...........................................................     39,532
                                                                                     ---------

Operating loss.....................................................................     (4,663)

Interest income....................................................................        152
Interest expense...................................................................       (282)
Other expense, net.................................................................        115
                                                                                     ---------
Loss before income taxes...........................................................     (4,908)

Provision for income taxes.........................................................          3
                                                                                     ---------
Net loss...........................................................................  $  (4,911)
                                                                                     ---------
                                                                                     ---------

Pro forma income data (unaudited):
  Loss before income taxes, as reported............................................  $  (4,908)
  Pro forma income taxes...........................................................          3
                                                                                     ---------
  Pro forma net loss...............................................................  $  (4,911)
                                                                                     ---------
                                                                                     ---------

                See notes to consolidated financial statements.

                            INFORMATION VENTURES LLC

                   CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

                               DECEMBER 31, 1997

                           (IN THOUSANDS OF DOLLARS)

                                                                 CLASS A      CLASS B
                                                                PREFERRED    PREFERRED     TOTAL
                                                               -----------  -----------  ---------
Balance at January 1, 1997...................................   $      --    $      --   $      --
Capital contributions........................................      31,804        1,663      33,467
Net loss.....................................................      (4,665)        (246)     (4,911)
                                                               -----------  -----------  ---------
Balance at December 31, 1997.................................   $  27,139    $   1,417   $  28,556
                                                               -----------  -----------  ---------
                                                               -----------  -----------  ---------

                See notes to consolidated financial statements.

                            INFORMATION VENTURES LLC

                      CONSOLIDATED STATEMENT OF CASH FLOW

                               DECEMBER 31, 1997

                           (IN THOUSANDS OF DOLLARS)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss...........................................................................  $  (4,911)
Adjustments to reconcile net loss to net cash provided
  by operating activities:
    Depreciation and amortization..................................................      3,909
    Amortization of pre-publication costs..........................................      2,313
    Provision for bad debt.........................................................        587
    Other..........................................................................        400
    Deferred income taxes..........................................................        (27)
Changes in assets and liabilities:
  Accounts receivable..............................................................     (1,495)
  Inventories......................................................................        785
  Prepaid expenses and other current assets........................................       (807)
  Other assets, net................................................................        387
  Accounts payable, accrued expenses and compensation expense......................      2,779
  Royalties payable................................................................        843
  Deferred subscription revenue....................................................      3,807
                                                                                     ---------
Net cash provided by operating activities..........................................      8,570
                                                                                     ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment.................................................     (1,163)
Pre-publication costs..............................................................     (1,654)
Acquisitions of businesses.........................................................    (30,778)
Proceeds from sale of equipment....................................................         11
                                                                                     ---------
Net cash used in investing activity................................................    (33,584)
                                                                                     ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under line of credit......................................      3,000
Repayments under line of credit....................................................     (1,000)
Capital contributions..............................................................     33,467
Payments on capitalized lease obligations..........................................       (173)
                                                                                     ---------
Net cash provided by financing activities..........................................     35,294
                                                                                     ---------
Net increase in cash and cash equivalents..........................................     10,280
Cash and cash equivalents at beginning of year.....................................         --
                                                                                     ---------
Cash and cash equivalents at end of year...........................................  $  10,280
                                                                                     ---------
                                                                                     ---------

                See notes to consolidated financial statements.

                            INFORMATION VENTURES LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. BUSINESS OPERATIONS

    Information Ventures LLC ("IV") was formed on December 2, 1996 to create and build an information and publishing business. IV functions as a holding company and, through its subsidiaries (together, the "Company"), publishes information in print and electronic media in the fields of science, technology, business, environmental science, intellectual property, and certain related disciplines. Products are distributed on a worldwide basis and the business has operating offices in the United States and Europe. Prior to the Company's initial acquisition (see Note 3), which occurred effective as of January 1, 1997, the Company had no operations or assets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of the Company include the accounts of IV and subsidiaries, all which are wholly owned. All material intercompany accounts and transactions have been eliminated in consolidation. All acquisitions have been accounted for using the purchase method of accounting and operating results have been included from the respective dates of acquisition.

REVENUE RECOGNITION

    Revenues from books and the related cost of sales are recognized when the product is shipped to the customer. For products sold with the right of return, revenue is recognized net of a provision for estimated returns. Subscription payments received are deferred and recognized as revenue in the period in which the product is shipped.

DEFERRED REVENUE

    In connection with the acquisition of companies, it is the Company's policy to record deferred revenue as the cost to fulfill rather than based on the subscription payments received.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of all highly liquid investments with maturities of three months or less. The cost of these investments is equal to fair market value.

INVENTORIES

    Inventories are valued at the lower of cost or market and are determined under the first-in, first-out method. Inventories at December 31, 1997 consist solely of finished goods. The vast majority of inventories are books, which are reviewed periodically on a title-by-title basis for salability. The cost of inventory determined to be impaired is charged to income in the period of determination.

DIRECT MAIL COSTS

    Direct mail costs are expensed upon mailing. Direct mail expense was $6,119,000 for the period ended December 31, 1997. $418,000 of direct mail related costs were included in other current assets at December 31, 1997.

                            INFORMATION VENTURES LLC

                               DECEMBER 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost. Expenditures for repairs and maintenance are expensed as incurred.

    Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings............................  10 years
Furniture and equipment..............  5 to 7 years
Computer equipment...................  3 years
Leasehold improvements...............  Lesser of useful life or lease term

PRE-PUBLICATION COSTS

    Certain expenses related to books, primarily comprised of design and other pre-production costs, are deferred and charged to expense over the estimated product life. These costs are amortized over a four year period following release of the applicable book, using an accelerated amortization method. Accumulated amortization of pre-publication costs was approximately $2,313,000 at December 31, 1997.

PUBLISHING RIGHTS AND OTHER INTANGIBLES

    Publishing rights consist primarily of publication agreements, subscriber lists, trademarks and related assets and are amortized using the straight-line method over their estimated useful lives ranging from 3-20 years. Amortization of publishing rights in 1997 was approximately $3,000,000.

    Noncompete agreements arising from acquisitions are amortized using the straight-line basis over the contractual term, currently 3 years. Amortization in 1997 related to noncompete agreements was $19,000.

    Goodwill represents acquisition cost in excess of the fair market value of the net tangible and identifiable intangible assets. Goodwill and related amortization were insignificant in 1997.

    The recoverability of publishing rights, other intangibles and other long-lived assets is assessed periodically and whenever adverse events or changes in circumstances or business climate indicate that previously anticipated cash flows warrant a reassessment. When such reassessments indicate the potential of impairment, all business factors are considered and, if such assets are not likely to be recovered from future cash flows, they are written down to recoverable value. The Company, based on current circumstances, does not believe that any long-lived assets are impaired at December 31, 1997.

INCOME TAXES

    The Company is a limited liability company ("LLC") and anticipates treatment as a partnership for federal and most state income taxes. However, the Company is still liable for income taxes in certain states and thus a provision for those state income taxes is reflected on the statement of operations.

    Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                            INFORMATION VENTURES LLC

                               DECEMBER 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from these estimates.

CONCENTRATION OF BUSINESS RISK

    The Company is not subject to significant credit risk from concentration of accounts receivable or other assets in any particular customer group, industry segment or geographic region. A subsidiary of IV has entered into an exclusive distribution agreement with a third party for sale of its products in regions outside of North America. Accounts receivable related to this distribution agreement approximated $1.4 million at December 31, 1997.

    The Company performs ongoing credit evaluation of its customers and does not require any collateral for the amounts owed.

    The Company maintains its cash in demand deposit accounts which at times may exceed the FDIC insurance limits. As of December 31, 1997, the Company had approximately $355,000 of cash in excess of FDIC insurance limits.

GEOGRAPHIC INFORMATION

                                                                                                  REVENUES
                                                                                                     (IN
                                                                                                 THOUSANDS)
                                                                                                -------------
United States.................................................................................    $  24,570
Europe........................................................................................        9,086
Other.........................................................................................        1,213
                                                                                                -------------
Total.........................................................................................    $  34,869
                                                                                                -------------
                                                                                                -------------

MAJOR CUSTOMER

    Revenues from one customer represent approximately 18.7% of the Company's consolidated revenue.

RECENT ACCOUNTING PRONOUNCEMENTS

    In 1997, the FASB issued SFAS No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE, and SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 129 contains no change in the Company's disclosure requirements, and SFAS No. 130 has no impact on the Company's financial position or results of operations.

    In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Company anticipates that the adoption of this statement will not have any significant impact on the Company's financial statements.

                            INFORMATION VENTURES LLC

                               DECEMBER 31, 1997

3. ACQUISITIONS

    On January 10, 1997, effectively as of January 1, 1997, the Company acquired the net assets of CRC Press for cash consideration of $13 million. CRC Press publishes information in print and electronic media for the global scientific, professional and technical communities. The purchase price was allocated to net tangible assets of $5.8 million and publishing rights and other intangible assets of $7.2 million. Intangible assets are being amortized on a straight-line basis over 20 years.

    On January 14, 1997, effectively as of January 1, 1997, the Company acquired the net assets of St. Lucie Press for cash consideration of $2.6 million. St. Lucie publishes business related books. The purchase price was allocated to net tangible assets aggregating $.6 million and publishing rights and other intangibles of $2.0 million. Intangible assets are being amortized on a straight-line basis over 20 years.

    On June 5, 1997, the Company acquired the net assets of Auerbach for cash consideration of $8.0 million. Auerbach publishes information in print and electronic media for the information technology market. The purchase price was allocated to net liabilities assumed of $.3 million publishing rights and other intangibles of $8.1 million, goodwill of $.1 million and noncompete agreements of $.1 million. Intangible assets are being amortized on a straight-line basis over 20 years.

    On July 2, 1997, effectively as of July 1, 1997, the Company acquired the net assets of MicroPatent for cash consideration of $7.4 million. MicroPatent provides information products and services for intellectual property professionals. The purchase price was allocated to in process research and development costs of $.4 million which were expensed in 1997, tangible net assets/(liabilities) aggregating ($.1 million) and publishing rights and other intangibles of $7.1 million. Intangible assets are being amortized over a three year life using an accelerated method.

    In connection with the purchase of the above mentioned subsidiaries, the Company has revalued the deferred subscription revenues based on cost to fulfill. As a result, the deferred subscription revenues were reduced by $4 million. Had the Company not made such revaluation, revenues and gross profit for the year ended December 31, 1997 would have been higher by $4 million.

    The acquisitions were accounted for using the purchase method of accounting and results of operations are included from the dates of acquisition.

    The Pro forma unaudited condensed consolidated result of operations for the year ended December 31, 1997, assuming the transactions were consummated as of January 1, 1997, are as follows (in thousands):

Revenues...........................................................  $  39,483
                                                                     ---------
                                                                     ---------
Net loss...........................................................  $   7,872
                                                                     ---------
                                                                     ---------

4. SEVERANCE AND SPECIAL BONUSES

    During the year the Company incurred severance expenses related primarily to the consolidation of certain functions and reductions in workforce aggregating $1.6 million. The amount included in accrued expenses at December 31, 1997 relating to the termination expense was $160,000.

    A subsidiary has an employment agreement with an officer which provides for the contingent compensation arrangements based on the subsidiary's operating performance. The agreement expires in

                            INFORMATION VENTURES LLC

                               DECEMBER 31, 1997

4. SEVERANCE AND SPECIAL BONUSES (CONTINUED)
January 2000. In addition, the Company granted an officer of the Company a special bonus (payable in cash) related to the formation of the Company and its initial acquisitions. As a result, the amount recognized by the Company for compensation under the two arrangements was approximately $1.6 million for the year ended December 31, 1997.

5. PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1997 consist of the following (in thousands):

Building............................................................  $   2,344
Furniture and equipment.............................................      2,223
Leasehold improvements..............................................        310
                                                                      ---------
                                                                          4,877
Accumulated depreciation............................................       (836)
                                                                      ---------
                                                                      $   4,041
                                                                      ---------
                                                                      ---------

    Depreciation expense for building under capital lease, furniture and equipment and leasehold improvements for the year was approximately $836,000.

6. PUBLISHING RIGHTS AND OTHER INTANGIBLE ASSETS

    Publishing rights and other intangible assets at December 31, 1997 consist of the following (in thousands):

Publishing rights..................................................  $  22,994
Goodwill...........................................................        148
Noncompete agreements..............................................        100
Trademarks.........................................................      1,350
                                                                     ---------
                                                                        24,592
Accumulated amortization...........................................     (3,073)
                                                                     ---------
                                                                     $  21,519
                                                                     ---------
                                                                     ---------

7. LEASES

    As of December 31, 1997, assets recorded under capital leases aggregated approximately $2,430,000 and had accumulated amortization of approximately $81,000.

                            INFORMATION VENTURES LLC

                               DECEMBER 31, 1997

7. LEASES (CONTINUED)
    Rental expense under operating leases was $359,000 for the year ended December 31, 1997. The future noncancelable minimum lease payments as of December 31, 1997, including estimated escalation amounts for the capital leases, are as follows (in thousands):

                                                                                    CAPITAL
                                                              OPERATING LEASES      LEASES
                                                              -----------------  -------------
1998........................................................      $     441        $     522
1999........................................................            333              525
2000........................................................            320              517
2001........................................................            289              519
2002........................................................            118              535
Thereafter..................................................            236            2,070
                                                                     ------      -------------
Total.......................................................      $   1,737            4,688
                                                                     ------
                                                                     ------
Less amount representing unamortized interest...............                          (1,500)
Less current portion........................................                            (233)
                                                                                 -------------
Present value of minimum lease payment, excluding current
  portion...................................................                       $   2,955
                                                                                 -------------
                                                                                 -------------

8. DEBT

    A subsidiary of the Company maintains a revolving line of credit (the "Credit Line") borrowing arrangement of $5,000,000 with State Street Bank. Interest on the Credit Line is due quarterly in arrears at the London Interbank Offering Rate (LIBOR) plus applicable margin ranging from 1.5% to 2.5%. In 1997, interest rates under these agreements ranged from 7.22% to 7.38%. At December 31, 1997, the principal amount outstanding is $2,000,000 and the unused bank line of credit amounted to $3,000,000. No amount is currently due. The Credit Line expires as follows: June 20, 2000--$1,250,000, June 30, 2001--$1,250,000,
and June 30, 2002--$2,500,000. There are no compensating balance arrangements. The line is secured by the tangible and intangible property of the subsidiary. The property securing this obligation comprises a material portion of the net assets of the Company.

    The terms of the Credit Line restrict the subsidiary from incurring additional debts, repaying of debts, declaring of dividends and distributions to affiliates or members over specified amounts. In addition, the Company is required to maintain certain financial ratios and comply with certain restrictive covenants. All other future indebtedness of the subsidiary is subordinate to this Credit Line. At December 31, 1997, the subsidiary was in compliance with all positive and negative covenants contained in the line of credit agreement.

9. MEMBERSHIP INTEREST

    The Company has two classes of preferred equity interests which have voting rights and which share in profits and losses. The Class A Preferred holder contributed 95% of total capital, is allocated 95% of profits and losses and is entitled to elect three directors. The Class B Preferred holder contributed 5% of total capital, is allocated 5% of profits and losses and is entitled to elect one director. Voting rights are apportioned between the classes on a basis equivalent to contributed capital.

                            INFORMATION VENTURES LLC

                               DECEMBER 31, 1997

9. MEMBERSHIP INTEREST (CONTINUED)
    Both classes of such preferred equity interests convert to common equity interests under certain events, including a public offering of the Company's securities or the sale of the Company. In the event of a conversion to common equity interests, the Class A and Class B Preferred holders receive common equity interests under a predetermined formula.

10. EMPLOYEE BENEFIT PLANS

    The Company offers two defined contribution savings plans qualifying under
Section 401(k) of the Internal Revenue Code. The plans cover substantially all full time U.S. employees; one plan requiring 90 days of service prior to eligibility and the other requiring one year of service prior to eligibility. The Company, via the subsidiaries, matches 50% of such contributions up to a maximum employee contribution of 6% of salary. The Company contributed and incurred expenses of $86,000 during 1997 under these plans.

    Effective January 1, 1998, one of the plans is being replaced with a new plan. The new plan will cover all employees of a subsidiary of the Company as of December 31, 1997 and new employees with more than one year of service (compared to 90 days service in the prior plan). Other plan provisions are unchanged from the prior plan.

11. INCOME TAXES

    The components of the state income tax provision (benefit) for the year ended December 31, 1997 are as follows:

Current...........................................................  $  30,000
Deferred..........................................................    (27,000)
                                                                    ---------
Total.............................................................  $   3,000
                                                                    ---------
                                                                    ---------

12 SUBSEQUENT EVENT

    In January 1998, a subsidiary of the Company acquired certain assets of the Chicago Publishing and Media Company, Inc. for cash of approximately $175,000.

13. PRO FORMA INCOME TAXES (UNAUDITED)

    As discussed in Note 2, the Company is a limited liability company that anticipates treatment as a partnership for federal and certain state income taxes. In connection with the offering made hereby, the Company will become subject to Federal and additional state income tax. The pro forma provision for income taxes represents the income tax provisions that would have been reported had the Company been subject to Federal and additional state income taxes.

                            INFORMATION VENTURES LLC

                               DECEMBER 31, 1997

13. PRO FORMA INCOME TAXES (UNAUDITED) (CONTINUED)
    The Pro forma income tax provision consists of the following (in thousands):

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1997
                                                                             -----------------
Current income taxes:
  Federal taxes............................................................      $      --
  State and local taxes....................................................          3,000
                                                                                    ------
  Deferred income taxes....................................................             --
                                                                                    ------
                                                                                 $   3,000
                                                                                    ------
                                                                                    ------

    A reconciliation setting forth the differences between the pro forma effective tax rate of the Company and U.S. Federal statutory tax rate is as follows:

Federal Statutory Rate......................................         (35.0)%
State and local taxes, net of Federal tax benefits..........          (5.6)
Valuation allowance.........................................          41.7
Other items, net, none of which individually exceeds 5% of
  Federal taxes at Statutory Rates..........................          (1.0)
                                                                    ------
Effective tax rate..........................................           0.1%
                                                                    ------
                                                                    ------

    Pro forma deferred income taxes will reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for pro forma financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax asset as of December 31, 1997 are as follows (in thousands):

Current deferred tax assets:
  Allowance for accounts receivable                              $     326
  Inventory.................................................            82
  Accruals and other........................................           188
                                                                    ------
Total current deferred tax assets...........................           596
                                                                    ------
Long-term deferred tax assets:
  Amortization and depreciation.............................         1,011
  Net operating loss........................................           353
                                                                    ------
Total long-term deferred tax asset..........................         1,364
                                                                    ------
  Valuation allowance.......................................        (1,960)
                                                                    ------
Total deferred tax asset....................................     $      --
                                                                    ------
                                                                    ------

                            INFORMATION VENTURES LLC
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

    The following unaudited pro forma condensed consolidated statement of operations of Information Ventures LLC for the year ended December 31, 1997 gives effect to the following transactions as if they occurred as of January 1, 1997: (i) the acquisition of Auerbach on June 5, 1997; and (ii) the acquisition of MicroPatent on July 2, 1997. The unaudited pro forma condensed financial statement gives effect to the aforementioned acquisitions under the purchase method of accounting and the assumptions in the accompanying notes to the pro forma condensed financial statement.

    The unaudited pro forma condensed consolidated financial statement has been prepared by the Company's management. The unaudited pro forma statement of operations is not designed to represent and does not represent what the Company's results of operations actually would have been had the aforementioned transactions been completed as of the date or the beginning of the period indicated, or to project the Company's results of operations at any future date or for any future period. The pro forma condensed financial statement of operations should be read in conjunction with the consolidated financial statements and notes of Information Ventures LLC and MicroPatent contained elsewhere herein.

                            INFORMATION VENTURES LLC

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                               DECEMBER 31, 1997

                           (IN THOUSANDS OF DOLLARS)

                                                   INFORMATION                              PRO FORMA
                                                  VENTURES LLC   MICROPATENT   AUERBACH    ADJUSTMENTS   PRO FORMA
                                                  -------------  -----------  -----------  -----------  -----------
Revenues........................................    $  34,869     $   2,841    $   1,773    $            $  39,483
Costs and expenses:
  Cost of sales.................................       11,492           919          904                    13,315
  Selling, general and administrative...........       20,518         1,571        1,161          183(c)     23,433
  Severance and special bonuses.................        3,213            --           --                     3,213
  Research and development......................          400           141           --                       541
  Depreciation and amortization.................        3,909           356           --        2,363(a)      6,584
                                                                                                  186(b)
                                                                                                 (230)(c)
                                                  -------------  -----------  -----------  -----------  -----------
Total operating expenses........................       39,532         2,987        2,065        2,502       47,086
                                                  -------------  -----------  -----------  -----------  -----------
Operating loss..................................       (4,663)         (146)        (292)      (2,502)      (7,603)
                                                  -------------  -----------  -----------  -----------  -----------
Other expenses:
  Interest expense, net.........................          130            10           --                       140
  Other expense, net............................          115            --           --                       115
  Loss on disposal of asset.....................           --            11           --                        11
                                                  -------------  -----------  -----------  -----------  -----------
Total other expenses............................          245            21           --                       266
                                                  -------------  -----------  -----------  -----------  -----------
Net loss before provision for income taxes......       (4,908)         (167)        (292)      (2,502)      (7,869)
Provision for income taxes......................            3            --           --                         3
                                                  -------------  -----------  -----------  -----------  -----------
Net loss........................................    $  (4,911)    $    (167)   $    (292)   $  (2,502)   $  (7,872)
                                                  -------------  -----------  -----------  -----------  -----------
                                                  -------------  -----------  -----------  -----------  -----------

                            INFORMATION VENTURES LLC

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                           (IN THOUSANDS OF DOLLARS)

For purposes of determining the pro forma effect of the transactions described above on Information Ventures LLC Condensed Consolidated Statement of Operations for the year ended December 31, 1997, the following adjustments have been made:

                                                                                                       YEAR ENDED
                                                                                                    DECEMBER 31, 1997
                                                                                                    -----------------

(a)        Represents incremental amortization of acquired intangible assets of MicroPatent,
           amortized over three years using an accelerated method.                                      $   2,363

(b)        Represents incremental amortization on intangible assets of Auerbach. The non-compete agreement is amortized over a term of three years. Goodwill, publishing rights and
           trademarks are amortized over a term of 20 years.                                                  186

(c)        Represents the adjustment for amortization recorded relating to the capitalized database costs of MicroPatent no longer being capitalized; represents the database costs acquired that are currently expensed.

           - Depreciation and amortization                                                                   (230)

           - Selling, general and administrative                                                              183

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholder

CRC Press, Inc.

    We have audited the accompanying consolidated balance sheets of CRC Press, Inc. (a wholly-owned subsidiary of The Times Mirror Company) as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the CRC Press, Inc. at December 31, 1995 and 1996 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                    /s/ Ernst & Young LLP

West Palm Beach, Florida
May 29, 1998

                                CRC PRESS, INC.

                          CONSOLIDATED BALANCE SHEETS

                           (IN THOUSANDS OF DOLLARS)

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1995       1996
                                                                                              ---------  ---------

                                                                                                 (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................................................  $     664  $   1,025
  Accounts receivable, less allowances for doubtful accounts and
    returns of $4,281 and $2,979, in 1995 and 1996, respectively............................      1,368      3,247
  Inventories...............................................................................      2,328      3,660
  Deferred income taxes.....................................................................      8,841      7,314
  Other current assets......................................................................        924        519
                                                                                              ---------  ---------
Total current assets........................................................................     14,125     15,765
Building, equipment and leasehold improvements, net.........................................      2,698      2,543
Goodwill and other intangible assets, net...................................................     20,394      7,236
Pre-publication costs, net..................................................................      7,235      7,812
Deferred income taxes.......................................................................        856      1,866
Other assets................................................................................        445        311
                                                                                              ---------  ---------
Total assets................................................................................  $  45,753  $  35,533
                                                                                              ---------  ---------
                                                                                              ---------  ---------

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................................................  $   4,015  $   4,564
  Unearned income...........................................................................      3,663      4,114
  Employees' compensation...................................................................      2,001      1,328
  Restructuring liabilities.................................................................      1,699         --
  Royalties payable.........................................................................      1,187      1,114
  Advances due to Times Mirror..............................................................     11,579     13,694
  Other current liabilities.................................................................        262        482
                                                                                              ---------  ---------
Total current liabilities...................................................................     24,406     25,296
Capital lease liability.....................................................................      2,177      2,011
Pension liability...........................................................................      1,421      1,665
Postretirement benefits liability...........................................................        732        743
                                                                                              ---------  ---------
Total liabilities...........................................................................     28,736     29,715
Commitments
Shareholder's equity:
  Common stock; $1.00 par value; 5,000 shares authorized;
    3,950 shares issued and outstanding.....................................................          4          4
  Additional paid-in capital................................................................     29,069     29,106
  Accumulated deficit.......................................................................    (12,056)   (23,292)
                                                                                              ---------  ---------
Total shareholder's equity..................................................................     17,017      5,818
                                                                                              ---------  ---------
Total liabilities and shareholder's equity..................................................  $  45,753  $  35,533
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                            See accompanying notes.

                                CRC PRESS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           (IN THOUSANDS OF DOLLARS)

                                                                                                 DECEMBER 31,
                                                                                             ---------------------
                                                                                               1995        1996
                                                                                             ---------  ----------

                                                                                                (IN THOUSANDS)

Revenues...................................................................................  $  32,054  $   28,852

Costs and expenses:
  Cost of sales............................................................................     11,371       9,262
  Selling, general and administrative expenses.............................................     22,725      19,001
  Restructuring and one-time charges.......................................................     10,727          --
  Impairment of goodwill and other intangible assets.......................................         --      10,666
                                                                                             ---------  ----------
Total Operating Expenses...................................................................     44,823      38,929
                                                                                             ---------  ----------

Operating loss.............................................................................    (12,769)    (10,077)
Intercompany interest expense..............................................................     (1,063)       (824)
Interest expense...........................................................................       (209)       (212)
Other, net.................................................................................        (95)         47
                                                                                             ---------  ----------
Loss before income taxes...................................................................    (14,136)    (11,066)

Income tax provision (benefit).............................................................     (4,902)        170
                                                                                             ---------  ----------
Net loss...................................................................................  $  (9,234) $  (11,236)
                                                                                             ---------  ----------
                                                                                             ---------  ----------

                            See accompanying notes.

                                CRC PRESS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                               DECEMBER 31, 1996

                           (IN THOUSANDS OF DOLLARS)

                                                                               ADDITIONAL                    TOTAL
                                                                                 PAID-IN    ACCUMULATED   STOCKHOLDER'S
                                                                COMMON STOCK     CAPITAL      DEFICIT        EQUITY
                                                                -------------  -----------  ------------  ------------
Balance at January 1, 1995....................................    $       4     $  29,069    $   (2,822)   $   26,251
Net loss......................................................       --                --        (9,234)       (9,234)
                                                                         --
                                                                               -----------  ------------  ------------
Balance at December 31, 1995..................................            4        29,069       (12,056)       17,017
Capital contribution..........................................       --                37            --            37
Net loss......................................................       --                --       (11,236)      (11,236)
                                                                         --
                                                                               -----------  ------------  ------------
Balance at December 31, 1996..................................    $       4     $  29,106    $  (23,292)   $    5,818
                                                                         --
                                                                         --
                                                                               -----------  ------------  ------------
                                                                               -----------  ------------  ------------

                            See accompanying notes.

                                CRC PRESS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1995        1996
                                                                                            ----------  ----------

                                                                                                (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss                                                                                    $   (9,234) $  (11,236)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization...........................................................       2,212       1,706
  Restructuring:
    Net change in liability...............................................................       1,541        (371)
    Noncash charges.......................................................................       7,691          --
  Amortization of product development costs...............................................       3,597       3,064
  Provision for doubtful accounts.........................................................         615         207
  Loss on impairment of goodwill and other intangible assets..............................          --      10,666
  Deferred income tax (benefit) provision.................................................      (4,914)        170
  Changes in assets and liabilities:
    Decrease (increase) in trade accounts receivable......................................       3,929      (2,086)
    Increase in inventories...............................................................        (618)     (1,332)
    (Decrease) increase in accounts payable...............................................         (21)        549
    Increase (decrease) in employees' compensation........................................       1,195        (673)
    Other, net............................................................................      (3,600)      1,584
                                                                                            ----------  ----------
Net cash provided by operating activities.................................................       2,393       2,248

INVESTING ACTIVITIES
Capital expenditures......................................................................        (434)       (387)
Additions to product development..........................................................      (3,472)     (3,641)
Acquisition, net of cash acquired.........................................................        (524)         --
Covenant-not-to-compete payments..........................................................        (500)         --
Other, net................................................................................          37          --
                                                                                            ----------  ----------
Net cash used in investing activities.....................................................      (4,893)     (4,028)

FINANCING ACTIVITIES
Change in advance from Times Mirror.......................................................       2,462       2,270
Capital contribution from Times Mirror....................................................          --          37
Capital lease payments....................................................................        (144)       (166)
                                                                                            ----------  ----------
Net cash provided by financing activities.................................................       2,318       2,141
                                                                                            ----------  ----------
Decrease (increase) in cash and cash equivalents..........................................        (182)        361
Cash and cash equivalents at beginning of year............................................         846         664
                                                                                            ----------  ----------
Cash and cash equivalents at end of year..................................................  $      664  $    1,025
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Cash paid during the year for:
  Interest................................................................................  $    1,287  $    1,035
                                                                                            ----------  ----------
                                                                                            ----------  ----------
  Income taxes............................................................................  $    1,185  $      974
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                                CRC PRESS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

1. BUSINESS OPERATIONS

    CRC (as defined below) publishes reference books and other information for scientists and engineers in industry, government and academia. Revenues typically increase in the third and fourth quarters more as a result of its publication schedule than from any seasonality aspects of its customers.

    CRC routinely assesses the financial strength of significant customers and this assessment, combined with the large number and geographic diversity of its customer base, limits its concentration of risk with respect to trade receivables.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    As of December 31, 1995, the consolidated financial statements include the accounts of CRC Press, Inc. and its wholly-owned subsidiary, Environmental Education Enterprises (collectively "CRC" ). On March 20, 1996, Environmental Education Enterprises was sold to an unrelated party. CRC is a wholly-owned subsidiary of The Times Mirror Company ("Times Mirror"). All significant intercompany accounts and transactions have been eliminated in consolidation.

    The historical consolidated financial statements do not necessarily reflect the results of operations or financial position that would have existed had CRC been an independent company. Times Mirror provides certain legal services, tax compliance and planning reviews, risk management and various other corporate services to CRC. The cost of these services is not believed to be material and is not included in the financial statements of CRC.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of all highly liquid investments with maturities of three months or less. The cost of these investments is equal to fair market value.

INVENTORIES

    Inventories are carried at the lower of cost or market and are determined under the first-in, first-out method. Inventories consist of books and other finished products. There were no raw materials or work-in-progress as of December 31, 1995 and 1996.

BUILDING, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    The building is carried at the net present value of the capital lease obligation. Leasehold improvements and equipment are carried on the basis of cost. Maintenance and repairs are charged to expense as incurred. Additions, improvements and replacements are capitalized.

    Depreciation is calculated on a straight-line basis over the estimated useful lives as follows:

Building.............................  Lease term - 20 years
Furniture and equipment..............  5 to 7 years
Leasehold improvements...............  Lesser of useful life or lease term

                                CRC PRESS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill recognized in business combinations is amortized on a straight-line basis over 40 years. Accumulated amortization was $4,745,000 and $17,367,000 at December 31, 1995 and 1996, respectively. Amortization expense amounted to $686,000 for 1995 and $629,000 for 1996. The cost of covenants-not-to-compete is amortized on a straight-line basis over 2 to 5 years. Accumulated amortization was $821,000 and $1,357,000 at December 31, 1995 and 1996, respectively. Amortization expense amounted to $536,000 for 1995 and 1996.

    CRC assesses on an ongoing basis the recoverability of goodwill and other intangibles based on estimates of future undiscounted cash flows compared to net book value. If the future undiscounted cash flows estimate was less than net book value, net book value would then be reduced to fair value based on an estimate of discounted cash flow. CRC also evaluates the amortization periods of assets, including goodwill and other intangibles, to determine whether events or circumstances warrant revised estimates of useful lives.

    Based on the January 10, 1997 sale of CRC's net assets (see Note 11), CRC determined that goodwill had been impaired and recorded an impairment charge of approximately $10,666,000, which is net of approximately $1,300,000 representing the recovery of certain restructuring liabilities that were accrued as of December 31, 1995.

DIRECT MAIL COSTS

    Direct mail costs are expensed upon mailing. Direct mail expense was approximately $3,646,000 and $3,596,000 for the years ended December 31, 1995 and 1996, respectively. Other current assets as of December 31, 1995 and 1996 included approximately $307,000 and $19,000, respectively.

PRE-PUBLICATION COSTS

    Certain expenses for books, primarily design and order pre-production costs, are deferred and charged to expense over the estimated product life. These costs are amortized over a 4 year period following the release of the applicable book, using an accelerated amortization method. Accumulated amortization of pre-publication costs was $7,587,000 and $10,086,000 at December 31, 1995 and 1996, respectively.

REVENUE RECOGNITION

    Revenues from books sold with the right of return are recognized net of a provision for estimated returns. Revenues from newsletter subscriptions are deferred as unearned income at the time of the sale. A pro rata share of the subscription price is included in revenue as the newsletter is delivered, generally over one year.

                                CRC PRESS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES AND OTHER UNCERTAINTIES

    Financial statements prepared in accordance with generally accepted accounting principles require management to make estimates and judgments that affect amounts and disclosures reported in the financial statements. Actual results could differ from those estimates although management does not believe that any differences would materially affect its financial position or reported results. CRC's future results could be adversely affected by a general economic downturn resulting in decreased professional or corporate spending on discretionary items such as information products.

3. RESTRUCTURING PROGRAM

    During 1995, the Company recorded restructuring charges of $10,727,000, consisting primarily of asset writeoffs, in connection with a comprehensive and systematic review of its operations, cost structure, and balance sheet. Additional charges of $1,032,000 were also included in 1995 results. These charges do not meet the accounting criteria for inclusion in restructuring charges, but were part of CRC's restructuring program.

    Liabilities of $1,699,000 representing cash to be paid for restructuring program actions, are included in the consolidated balance sheets at December 31, 1995.

4. OTHER INFORMATION

    CRC participates in Time Mirror's cash management system, where the bank sends daily notification of checks presented for payment. Times Mirror transfers funds from other sources to cover the checks presented for payment. This program generally results in a book overdraft as a result of checks outstanding. The book overdraft of $514,000 and $588,000 on December 31, 1995 and 1996, respectively, has been reclassified to accounts payable.

    CRC is largely self-insured for workers compensation group health benefits and certain other loss contingencies.

5. BUILDING, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Building, equipment and leasehold improvements consist of the following (in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1995       1996
                                                                           ---------  ---------
Building.................................................................  $   2,816  $   2,816
Furniture and equipment..................................................      2,259      2,749
Leasehold improvements...................................................        517        517
                                                                           ---------  ---------
                                                                               5,592      6,082
Less accumulated depreciation............................................     (2,894)    (3,539)
                                                                           ---------  ---------
                                                                           $   2,698  $   2,543
                                                                           ---------  ---------
                                                                           ---------  ---------

    Depreciation expense for building, equipment and leasehold improvements was approximately $576,000 and $574,000 for 1995 and 1996, respectively.

                                CRC PRESS, INC.

6. GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill and other intangible assets consist of the following (in thousands):

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995        1996
                                                                         ---------  ----------
Goodwill (See Note 2)..................................................  $  24,460  $   12,494
Covenants-not-to-compete...............................................      1,500       1,500
                                                                         ---------  ----------
                                                                            25,960      13,994
Less accumulated amortization..........................................     (5,566)     (6,758)
                                                                         ---------  ----------
                                                                         $  20,394  $    7,236
                                                                         ---------  ----------
                                                                         ---------  ----------

    Amortization expense was approximately $1,222,000 and $1,165,000 for 1995 and 1996, respectively.

7. INCOME TAXES

    CRC is included in Times Mirror's consolidated Federal income tax return. CRC files separate tax returns in Florida, Missouri and Washington, D.C. Under a tax sharing arrangement with Times Mirror, CRC's deferred tax assets are recoverable against the future taxable earnings of CRC or Times Mirror.

    CRC accounts for income taxes under FASB Statement No. 109 "Accounting for Income Taxes" (FASB 109). Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    Income tax (benefit) expense for 1995 and 1996, which is computed as if CRC filed a separate income tax return, consisted of the following (in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1995       1996
                                                                           ---------  ---------
Current
  Federal................................................................  $     (30) $    (313)
  State..................................................................         42        (33)
Deferred
  Federal................................................................     (4,594)       468
  State..................................................................       (320)        48
                                                                           ---------  ---------
                                                                           $  (4,902) $     170
                                                                           ---------  ---------
                                                                           ---------  ---------

                                CRC PRESS, INC.

7. INCOME TAXES (CONTINUED)
    The difference between the actual income tax benefit and the U.S. Federal statutory income tax benefit for 1995 and 1996 is reconciled as follows (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------
Loss before income taxes..............................................  $  (14,136) $  (11,066)
Federal statutory income tax rate.....................................          35%         35%
Federal statutory income tax benefit..................................      (4,948)     (3,873)
Increase (decrease) in income taxes resulting from:
  State and local income tax benefit, net of Federal effect...........        (181)       (393)
  Goodwill amortization not deductible for tax purposes...............         159       4,198
  Non-deductible permanent items......................................          --          26
Other.................................................................          68        (212)
                                                                        ----------  ----------
                                                                        $   (4,902) $      170
                                                                        ----------  ----------
                                                                        ----------  ----------

    The tax effect of temporary differences results in deferred income tax assets (liabilities) and balance sheet classifications at December 31, 1995 and 1996 as follows (in thousands):

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1995       1996
                                                                             ---------  ---------
TEMPORARY DIFFERENCES
Depreciation and other building and equipment differences..................  $     516  $     592
Postretirement benefits....................................................      1,259      1,274
Valuation and other reserves...............................................      6,986      4,793
State and local income taxes...............................................       (261)      (366)
Restructuring charges......................................................        804      1,044
Other deferred tax assets..................................................      1,018      2,252
Other deferred tax liabilities.............................................       (625)      (409)
                                                                             ---------  ---------
                                                                             $   9,697  $   9,180
                                                                             ---------  ---------
                                                                             ---------  ---------

BALANCE SHEET CLASSIFICATION
Current deferred tax asset.................................................  $   8,841  $   7,314
Noncurrent deferred tax asset..............................................        856      1,866
                                                                             ---------  ---------
                                                                             $   9,697  $   9,180
                                                                             ---------  ---------
                                                                             ---------  ---------

    FASB 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to CRC's tax sharing arrangements with Times Mirror, management has determined that a valuation allowance is not required at December 31, 1995 and 1996.

8. RETIREMENT PLANS AND POSTRETIREMENT BENEFITS

    CRC provides defined pension benefits to employees based on years of service and the employee's compensation for the five highest consecutive years during the last ten years of employment. These

                                CRC PRESS, INC.

8. RETIREMENT PLANS AND POSTRETIREMENT BENEFITS (CONTINUED) benefits are provided under The Times Mirror Pension Plan (the "Times Mirror Plan"). The Times Mirror Plan is generally funded on a current basis in accordance with the Employee Retirement Income Security Act of 1974.

    Substantially all employees over age 21 with one year of service are eligible to participate in the Times Mirror's Savings Plus Plan (the "Savings Plus Plan"). Eligible employees may contribute from 1 percent to 13 percent of their basic compensation. CRC makes matching contributions equal to 50 percent of employee before-tax contributions from 1 percent to 6 percent. Employees may choose among five investment options, including a Times Mirror common stock fund, for investing their contributions and CRC's matching contribution.

    Retirement plan expense for 1995 and 1996 consisted of defined contribution plan expense for the Saving Plus Plan of $114,000 and $119,000, respectively and net periodic pension expense for the Time Mirror Plan as follows (in thousands):

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1995       1996
                                                                            ---------  ---------
Service cost--benefits earned during period...............................  $     266  $     243
Interest cost on projected benefit obligation.............................        151        177
Return on plan assets.....................................................       (142)      (168)
Net amortization and deferral.............................................        (16)        (9)
                                                                            ---------  ---------
Periodic pension expense..................................................  $     259  $     243
                                                                            ---------  ---------
                                                                            ---------  ---------

    Assumptions used in the actuarial computations at December 31, 1995 and 1996 were as follows:

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1995       1996
                                                                            ---------  ---------
Discount rate.............................................................        7.5%       8.0%
Rate of increase in compensation levels...................................        5.0%       5.0%
Expected long-term rate of return on assets...............................       9.75%      9.75%

                                CRC PRESS, INC.

8. RETIREMENT PLANS AND POSTRETIREMENT BENEFITS (CONTINUED)
    The following table sets forth the amount recognized in the consolidated balance sheets at December 31, 1995 and 1996 (in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1995       1996
                                                                           ---------  ---------
Actuarial present value of benefit obligations:
  Vested.................................................................  $   1,197  $   1,380
  Nonvested..............................................................         61        104
                                                                           ---------  ---------
Accumulated benefit obligations..........................................  $   1,258  $   1,484
                                                                           ---------  ---------
                                                                           ---------  ---------

Projected benefit obligations............................................      2,361      2,457
Plan assets at fair value................................................      1,783      1,813
                                                                           ---------  ---------
Plan assets less than projected benefit obligations......................       (578)      (644)
Unrecognized net loss from past experience different from that assumed...       (879)    (1,021)
Prior service cost not yet recognized....................................         36         --
                                                                           ---------  ---------
Pension liability........................................................  $  (1,421) $  (1,665)
                                                                           ---------  ---------
                                                                           ---------  ---------

    Postretirement health care benefits provided by CRC are unfunded and cover employees hired before January 1, 1993, or approximately half of CRC's current employees.

    Net periodic postretirement benefit expense for 1995 and 1996 is as follows (in thousands):

                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1995       1996
                                                                                 ---------  ---------
Service cost--benefits earned during period....................................  $      33  $      30
Interest cost on accumulated projected benefit obligation......................         26         25
Net amortization...............................................................        (36)       (37)
                                                                                       ---        ---
Net periodic postretirement expense............................................  $      23  $      18
                                                                                       ---        ---
                                                                                       ---        ---

    Assumptions used in the actuarial computations as of December 31, 1995 and 1996 were as follows:

                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                    1995        1996
                                                                                  ---------     -----
Discount rate...................................................................        7.5%        8.0%
Health care cost trend rate.....................................................       10.0%        9.0%

    At December 31, 1995 and 1996, the health care cost trend rates of 10 and 9 percent respectively were assumed to ratably decline to 5.5 percent by 2008 as December 31, 1998 and 2011 as December 31, 1995.

                                CRC PRESS, INC.

8. RETIREMENT PLANS AND POSTRETIREMENT BENEFITS (CONTINUED)
    The following table sets forth the plan's unfunded obligations and the amount recognized in the consolidated balance sheets at December 31, 1995 and 1996 (in thousands):

                                                                                    DECEMBER 31,
                                                                                --------------------
                                                                                  1995       1996
                                                                                ---------  ---------
Actuarial present value of benefit obligations:
  Retirees....................................................................  $      49  $      37
  Other active participants...................................................        384        308
                                                                                ---------  ---------
Accumulated postretirement benefit obligations................................        433        345
Unrecognized net decrease in prior service cost...............................        405        368
Unrecognized net gain (loss) from past experience different from that
  assumed.....................................................................       (106)        30
                                                                                ---------  ---------
Postretirement benefits liability.............................................  $     732  $     743
                                                                                ---------  ---------
                                                                                ---------  ---------

    The assumed health care cost trend rate can significantly affect postretirement expense and liabilities. An increase of 1 percent in the health care cost trend rate would increase 1995 and 1996 net periodic postretirement expense by $8,000 and $7,000, respectively and increase the accumulated postretirement benefit obligations as of December 31, 1995 and 1996 by $16,000 and $33,000, respectively.

    On January 10, 1997, CRC was sold by Times Mirror (see Note 11). In accordance with the Asset Purchase Agreement, the Retirement Plans and Postretirement Benefits Liabilities were not assumed by the purchaser and were retained by Times Mirror.

9. LEASES

    Rental expense under operating leases was $867,000 and $872,000 for the years ended December 31, 1995 and 1996, respectively. The future noncancelable minimum lease payments as of December 31, 1996, including estimated escalation amounts for the capital lease, are as follows (in thousands):

                                                                           OPERATING    CAPITAL
                                                                            LEASES       LEASE
                                                                          -----------  ---------
1997....................................................................   $     339   $     624
1998....................................................................         234         640
1999....................................................................                     656
2000....................................................................                     672
2001....................................................................                     689
Later years.............................................................                   3,386
                                                                          -----------  ---------
Total minimum payments..................................................   $     573       6,667
                                                                          -----------
                                                                          -----------
Less:    Executory costs................................................                  (3,677)
        Imputed portion.................................................                    (814)
        Current portion.................................................                    (165)
                                                                                       ---------
Present value of net minimum lease payments.............................               $   2,011
                                                                                       ---------
                                                                                       ---------

    The imputed interest for the capital lease was 7% in 1996.

                                CRC PRESS, INC.

10. RELATED PARTY TRANSACTIONS

AMOUNTS DUE TO TIMES MIRROR

    The amounts due to Times Mirror are generally due on demand and the aggregate amounts are as follows (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995       1996
                                                                          ---------  ---------
Advances due to Times Mirror............................................  $  11,885  $  14,347
Receivables due from affiliated companies...............................     (1,059)      (259)
Income taxes payable (receivable) to (from) Times Mirror................        753       (394)
                                                                          ---------  ---------
                                                                          $  11,579  $  13,694
                                                                          ---------  ---------
                                                                          ---------  ---------

    Advances bear interest at Times Mirror's estimated ten-year financing rate. These interest rates are established at the beginning of each quarter and were 9% in the first quarter of 1995, 8% through the first quarter of 1996 and 6% for the remainder of 1996.

WAREHOUSING AND DISTRIBUTION

    CRC receives warehousing and distribution services from another Times Mirror subsidiary. The charges for these services during 1995 and 1996 were $500,000 and $454,000, respectively.

INTERNATIONAL SALES

    Times Mirror International Publishers, Inc. ("TMIP"), a wholly-owned subsidiary of Times Mirror, has an arrangement with other subsidiaries of Times Mirror, including CRC, to manage all international sales, including sales of U.S. copyrighted materials, foreign language adaptations of U.S. copyrighted materials and foreign rights income. In connection with this arrangement, TMIP markets, sells and distributes CRC's products in certain international markets. Net sales to TMIP aggregated $6,093,000 and $3,975,000 in 1995 and 1996, respectively. CRC incurred direct costs including paper, printing, binding, international royalties and incremental plant, editorial and production associated with foreign language adaptations of $2,595,000 and $1,837,000 in 1995 and 1996, respectively.

11. SUBSEQUENT EVENT

    On January 10, 1997, Times Mirror, pursuant to an Asset Purchase Agreement with Information Ventures LLC ("IV"), sold substantially all the assets of CRC for $12,950,000. The transaction was accounted by IV as a purchase. Subsequently, IV formed CRC Press LLC and transferred all assets purchased to this new entity.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of

MicroPatent

    We have audited the accompanying balance sheets of MicroPatent (the "Company") as of June 30, 1996 and 1997, and the related statements of income and partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MicroPatent at June 30, 1996 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                    /s/ Ernst & Young LLP

New York, New York
June 8, 1998

                                  MICROPATENT

                                 BALANCE SHEETS

                                                                                                 JUNE 30,
                                                                                        --------------------------
                                                                                            1996          1997
                                                                                        ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents...........................................................  $    269,607  $    181,252
  Accounts receivable, net of allowance for bad debts of $0 and $51,960,
    respectively......................................................................       457,719       458,553
  Due from Neato LLC..................................................................            --       421,410
  Inventories.........................................................................       170,900       194,781
  Prepaid subscriptions...............................................................       321,912       318,960
  Prepaid commissions and royalties...................................................       118,872       108,768
  Prepaid expenses, other.............................................................        60,787        66,722
                                                                                        ------------  ------------
      Total current assets............................................................     1,399,797     1,750,446

Fixed assets, net.....................................................................       403,723       444,801
Capitalized database costs, net of accumulated amortization of $1,866,106 and
  $2,306,111, respectively............................................................       616,742       530,682
Intangible assets, net................................................................        25,530        24,499
Deposits..............................................................................        27,961        21,594
                                                                                        ------------  ------------
      Total assets....................................................................  $  2,473,753  $  2,772,022
                                                                                        ------------  ------------
                                                                                        ------------  ------------

LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable....................................................................  $    314,919  $    461,009
  Accrued expenses....................................................................       280,220       201,977
  Royalties payable...................................................................       107,599        73,680
  Commissions payable.................................................................       220,739       118,732
  Deferred revenue....................................................................     1,928,336     2,072,901
  Other current liabilities...........................................................        27,636        64,463
  Notes payable, bank.................................................................       150,000       300,000
  Capital lease obligations, current portion..........................................        27,475        38,046
                                                                                        ------------  ------------
      Total current liabilities.......................................................     3,056,924     3,330,808

Other long-term liabilities...........................................................         4,627            --
Capital lease obligations, less current portion.......................................        89,343        69,990
                                                                                        ------------  ------------
      Total liabilities...............................................................     3,150,894     3,400,798

Partners' deficit:
  Partners' deficit...................................................................      (677,141)     (628,776)
                                                                                        ------------  ------------
Total liabilities and partners' deficit...............................................  $  2,473,753  $  2,772,022
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                       See notes to financial statements

                                  MICROPATENT
                   STATEMENTS OF INCOME AND PARTNERS' DEFICIT

                                                                                           YEARS ENDED JUNE 30,
                                                                                        --------------------------
                                                                                            1996          1997
                                                                                        ------------  ------------
Revenue...............................................................................  $  5,248,766  $  5,829,693
Cost of sales.........................................................................     2,208,084     2,156,210
                                                                                        ------------  ------------
      Gross profit....................................................................     3,040,682     3,673,483

Operating expenses:
  Selling, general and administrative.................................................     2,257,576     2,783,285
  New product development.............................................................        79,930       144,261
  Depreciation and amortization.......................................................       616,096       664,580
  Loss on disposition.................................................................            --        10,375
                                                                                        ------------  ------------
Total operating expenses..............................................................     2,953,602     3,602,501
                                                                                        ------------  ------------
Income from operations................................................................        87,080        70,982

Interest income.......................................................................         6,628         3,324
Interest expense......................................................................       (23,818)      (25,941)
                                                                                        ------------  ------------
Net income............................................................................        69,890        48,365

Partners' deficit, beginning of year..................................................      (629,220)     (677,141)
Partner distributions.................................................................      (117,811)           --
                                                                                        ------------  ------------
Partners' deficit, end of year........................................................  $   (677,141) $   (628,776)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                       See notes to financial statements

                                  MICROPATENT

                            STATEMENTS OF CASH FLOWS

                                                                                             YEARS ENDED JUNE 30,
                                                                                            ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES                                                           1996        1997
                                                                                            ----------  ----------
Net income................................................................................  $   69,890  $   48,365
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization...........................................................     616,096     664,580
  Loss on disposal........................................................................          --      10,375
  Provision for bad debt..................................................................          --      51,960
Changes in assets and liabilities:
  Decrease (increase) in accounts receivable..............................................       4,146     (52,794)
  Increase in due from Neato LLC..........................................................                (421,410)
  Decrease (increase) in inventories......................................................      27,532     (23,881)
  Decrease in prepaid subscription costs..................................................      17,616       2,952
  (Increase) decrease in prepaidcommissions and royalties.................................     (67,552)     10,104
  Decrease (increase) in prepaid expenses, other..........................................      (3,040)     (5,935)
  Increase in intangible assets...........................................................     (14,254)     (6,338)
  (Increase) decrease in deposits.........................................................     (10,559)      6,367
  (Decrease) increase in accounts payable and accrued expenses............................    (536,312)     67,847
  Increase (decrease) in royalties payable................................................      67,099     (33,919)
  Increase (decrease) in commissions payable..............................................     168,632    (102,007)
  Increase in deferred revenue............................................................     333,843     144,565
  Increase in other current liabilities...................................................       9,454      36,827
  Decrease in other liabilities...........................................................      (5,828)     (4,627)
                                                                                            ----------  ----------
Net cash provided by operating activities.................................................     676,763     393,031
                                                                                            ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, equipment and database costs........................................    (479,070)   (612,051)
Proceeds from sale of assets..............................................................          --       9,500
                                                                                            ----------  ----------
Net cash used in investing activity.......................................................    (479,070)   (602,551)
                                                                                            ----------  ----------

CASH FLOWS FROM FINANCING ACTIVITY
Proceeds from borrowings..................................................................     150,000     150,000
Payments on capitalized lease obligations.................................................     (21,392)    (28,835)
Distributions to partners.................................................................    (117,811)         --
                                                                                            ----------  ----------
Net cash provided by financing activities.................................................      10,797     121,165
                                                                                            ----------  ----------

Net increase (decrease) in cash and cash equivalents......................................     208,490     (88,355)
Cash and cash equivalents at beginning of year............................................      61,117     269,607
                                                                                            ----------  ----------
Cash and cash equivalents at end of year..................................................  $  269,607  $  181,252
                                                                                            ----------  ----------
                                                                                            ----------  ----------
SUPPLEMENTAL DATA
Interest Paid.............................................................................  $   22,599  $   27,160
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Capital lease obligations entered into during the year....................................  $  138,909  $   20,053
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                       See notes to financial statements

                                  MICROPATENT

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1997

1. BUSINESS OPERATIONS AND BASIS OF PRESENTATION

    MicroPatent (the "Company") is a general partnership founded in 1989 that publishes intellectual property databases for the patent and trademark markets, all in electronic format. Its databases, which are provided on the Internet, Intranet and on CD-ROM, are used by legal and research professionals and corporations.

    On January 1, 1997, the Neato division of the Company was transferred to certain partners of the Company for net book value.

    On July 2, 1997, net assets of the Company (which excluded the Neato assets) were purchased by MicroPatent LLC, a newly-formed subsidiary of Information Ventures LLC for $7,400,000. Accordingly, these financial statements have been prepared representing the operations acquired by the subsidiary of Information Ventures LLC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Revenues include the sale of patent and trademark information on CD-ROM and the Internet. Subscription sales and related cost of sales are recognized ratably over the life of the subscription as the information is made available or shipped to the customer. Subscription payments received are deferred and recorded as revenue in the period in which the information is made available. Nonsubscription sales and related cost of sales are recognized when information is made available or shipped to the customer.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of all highly liquid investments with maturities of three months or less, when purchased. The cost of these cash equivalents is equal to fair market value.

INVENTORIES

    Inventories are valued at lower of cost or market and are determined under the first-in, first-out method. Inventories at June 30, 1996 and 1997 consist of finished products and raw materials. There was no significant work-in-process as of June 30, 1996 and 1997.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Expenditures for repairs and maintenance are expensed as incurred.

    The Company provides for depreciation and amortization primarily using the straight-line method over the estimated useful lives of the various assets as follows:

Furniture and equipment............................................  7 years
Computers and equipment............................................  5 years
Leasehold improvements.............................................  5 years
Trademarks.........................................................  5 years

                                  MICROPATENT

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CAPITALIZED DATABASE COSTS

    Capitalized database costs consist of masters, data and software purchased. Amortization is computed by an accelerated method over a period of five years.

INCOME TAXES

    The Company is organized as a partnership and accordingly all income and expenses are passed through to the Partners. Therefore, the Company's financial statements exclude a provision for income taxes.

ADVERTISING EXPENSE

    Advertising costs are expensed as incurred and approximated $128,968 and $201,249 as of June 30, 1996 and 1997, respectively.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3. INVENTORIES

    Inventories consist of the following as of June 30, 1996 and 1997:

                                                                           1996        1997
                                                                        ----------  ----------
Finished goods........................................................  $  155,446  $  185,418
Raw material..........................................................      15,454       9,363
                                                                        ----------  ----------
                                                                        $  170,900  $  194,781
                                                                        ----------  ----------
                                                                        ----------  ----------

4. PROPERTY AND EQUIPMENT

    Property, plant and equipment consist of the following as of June 30, 1996 and 1997:

                                                                        1996          1997
                                                                     -----------  ------------
Furniture and fixtures.............................................  $    16,422  $     19,734
Equipment..........................................................      805,827     1,038,424
Automobile.........................................................       25,632            --
Leasehold improvements.............................................       32,357        58,430
                                                                     -----------  ------------
                                                                         880,238     1,116,588
Accumulated depreciation...........................................     (476,515)     (671,787)
                                                                     -----------  ------------
                                                                     $   403,723  $    444,801
                                                                     -----------  ------------
                                                                     -----------  ------------

                                  MICROPATENT

5. INTANGIBLE ASSETS

    Intangible assets consist of trademarks and are amortized using the straight-line method over five years. Accumulated amortization as of June 30, 1996 and 1997 is $21,428 and $28,797, respectively.

6. LEASES

    As of June 30, 1996 and 1997, assets recorded under capital leases aggregated approximately $138,909 and $158,962, respectively, and included accumulated amortization of $27,782 and $76,244, respectively.

    Rental expense under operating leases was $70,000 and $83,000 for the years ended June 30, 1996 and 1997, respectively. The future noncancelable minimum lease payments as of June 30, 1997, including estimated escalation amounts for capital leases, are as follows:

                                                                        OPERATING    CAPITAL
                                                                          LEASES      LEASES
                                                                        ----------  ----------

1998..................................................................  $   46,587  $   51,999
1999..................................................................      44,787      51,999
2000..................................................................      43,897      24,809
2001..................................................................      42,116       3,100
2002..................................................................      17,548          --
                                                                        ----------  ----------
Total.................................................................  $  194,935  $  131,907
                                                                        ----------  ----------
                                                                        ----------  ----------
Less amount representing unamortized interest.........................                  23,871
Less current portion..................................................                  38,046
                                                                                    ----------
Present value of minimum lease payment, excluding current portion.....              $   69,990
                                                                                    ----------
                                                                                    ----------

7. FOREIGN EXCHANGE

    The Company incurred foreign exchange gains of $44,000 and $109,000 for the years ended June 30, 1996 and 1997, respectively. Foreign exchange gains are included in cost of sales.

8. EMPLOYEE BENEFIT PLAN

    The Company offers an employee savings plan qualifying under Section 401(k) of the Internal Revenue Code. The plan covers substantially all full time U.S. employees with more than 90 days of service. Employees are encouraged to make contributions to the Plan. The Company matches 50% of such contributions up to a maximum employee contribution of 6% of salary. The Company contributed and incurred expenses of $21,000 and $22,132 during the years ended June 30, 1996 and 1997, respectively.

9. NOTES PAYABLE

    The notes payable consist of a revolving line of credit note for $150,000, bearing interest at 1.5% above the bank prime lending rate (8.25% and 8.5% at June 30, 1996 and 1997, respectively). The line of credit agreement, which expires December 31, 1997, is secured by all of the Company's assets. At June 30, 1996 and 1997, the balance outstanding on the revolving line of credit is $150,000.

                                  MICROPATENT

9. NOTES PAYABLE (CONTINUED)
    At June 30, 1997 the Company also has a demand note payable for $150,000 bearing interest at 1.75% above the bank prime lending rate (8.5%). The note is secured by all the Company's assets and is due on demand.

    Subsequent to the purchase of the Company by MicroPatent LLC, the outstanding balances of the line of credit and the demand note were paid in full.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANT

To the Board of Directors of
St. Lucie Press Corporation, Inc.,

I have audited the accompanying balance sheet of St. Lucie Press Corporation, Inc., (the "Company") as of December 31, 1996, and the related statements of income, retained earnings and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of St. Lucie Press Corporation, Inc., as of December 31, 1996, and the results of its operations ands its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                    /s/ Robert A. Young, CPA

West Palm Beach, Florida
June 5, 1998

                       ST. LUCIE PRESS CORPORATION, INC.

                                 BALANCE SHEET,
                               DECEMBER 31, 1996

ASSETS

  Cash and cash equivalents.......................................................  $  47,618
  Investments.....................................................................     53,952
  Accounts receivable.............................................................    258,132
  Inventories.....................................................................    231,359
  Other current assets............................................................     62,112
                                                                                    ---------
      Total current assets........................................................    653,173
  Property and equipment, net.....................................................     62,159
  Other assets....................................................................     97,784
                                                                                    ---------
      Total assets................................................................  $ 813,116
                                                                                    ---------
                                                                                    ---------

LIABILITIES

  Current liabilities:
  Accounts payable................................................................     95,213
  Accrued liabilities.............................................................     93,395
  Accrued royalties...............................................................    134,400
  Deferred revenue................................................................     49,458
                                                                                    ---------
      Total current liabilities...................................................    372,466
                                                                                    ---------
      Total liabilities...........................................................    372,466
                                                                                    ---------

STOCKHOLDERS' EQUITY

  Common stock, $1 par value; 100,000 shares authorized; 10,000 shares issued and
    outstanding...................................................................     10,000
  Paid-in capital.................................................................    174,161
  Retained earnings...............................................................    256,489
                                                                                    ---------
      Total stockholders' equity..................................................    440,650
                                                                                    ---------
  Total liabilities and stockholders' equity......................................  $ 813,116
                                                                                    ---------
                                                                                    ---------

                             See accompanying notes

                       ST. LUCIE PRESS CORPORATION, INC.

                              STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

Revenue:

  Sales.........................................................................  $2,615,383
  Interest and other............................................................      2,861
                                                                                  ---------
      Total revenue.............................................................  2,618,244

Costs and expenses:
  Cost of sales.................................................................    706,748
  Selling, general and administrative...........................................  1,471,618
  Interest......................................................................      1,206
  Depreciation and amortization.................................................      5,668
                                                                                  ---------
      Total costs and expenses..................................................  2,185,240
                                                                                  ---------
      Net Income................................................................    433,004
      Distributions to shareholders.............................................   (280,401)
        Retained earnings, beginning............................................    103,886
                                                                                  ---------
      Retained earnings, ending.................................................  $ 256,489
                                                                                  ---------
                                                                                  ---------

Earnings per common share.......................................................  $   43.30
Average shares outstanding......................................................     10,000

                             See accompanying notes

                       ST. LUCIE PRESS CORPORATION, INC.

                            STATEMENT OF CASH FLOWS,

                        FOR YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income........................................................................  $ 433,004
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization...................................................      5,668
  Change in assets and liabilities:
    (Increase) decrease in:
    Accounts receivable...........................................................     53,846
    Investments...................................................................     (1,337)
    Inventories...................................................................    (87,895)
    Other current assets..........................................................    (62,112)
    Other assets..................................................................    (53,528)
  Increase (decrease) in:
    Accounts payable..............................................................     (5,178)
    Deferred revenue..............................................................    (52,465)
    Accrued royalities............................................................     46,183
    Accrued liabilities...........................................................     75,544
                                                                                    ---------
Net cash provided by operating activities.........................................    351,730
                                                                                    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures............................................................     (2,607)
  Dividends paid to shareholders..................................................   (280,401)
                                                                                    ---------
Net cash used by investing activities.............................................   (283,008)
                                                                                    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term borrowings..............................................     40,000
  Repayments of long-term borrowings..............................................    (84,623)
                                                                                    ---------
Net cash used by financing activities.............................................    (44,623)
                                                                                    ---------
NET INCREASE IN CASH..............................................................     24,099
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF PERIOD..............................     23,519
                                                                                    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD........................................  $  47,618
                                                                                    ---------
                                                                                    ---------

                            See accompanying notes.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    St. Lucie Press Corporation, Inc. (the "Company"), is a publisher of printed and electronic media for the global education, scientific and professional markets. Its products consist of books, videos and newsletters which are sold both domestically and internationally.

    The significant accounting policies followed by the Company are summarized below:

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACQUISITIONS

    On August 1, 1995 the Company purchased certain operating assets and assumed certain operating debts of Goose Run Press, Inc., d.b.a. GR Press in exchange for ten percent of the outstanding shares of the Company. An excess purchase price of approximately $56,000 has been determined, based upon the fair values of assets acquired and liabilities assumed.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand, demand deposits and highly liquid investments. The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents.

REVENUE RECOGNITION

    Sales primarily consist of the publication of books and videos for which sales and the related cost of sales are recognized when the book or video is shipped to the customer. Revenues from books sold with the right of return are recognized net of a provision for estimated return. Subscription payments received are deferred and reported as income in the period in which the related issue is shipped.

INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is principally determined by first-in, first-out method. Inventories at December 31, 1996 consist of books and other finished products. There were no raw materials or work-in-process as of December 31, 1996. Consideration is given to obsolescence and other factors in evaluating the net realizable value.

LONG-LIVED ASSETS

    The Company accounts for long-lived assets pursuant to Statement of Financial Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires impairment losses to be recorded in long-lived assets used in operations when events or changes in circumstances indicates that the carrying amount of an asset may not be recoverable. Management reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the assets may be impaired. The Company, based on current circumstances, does not believe that any long-lived assets are impaired at December 31, 1996.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Improvements and replacements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred.

    Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Accelerated depreciation methods are used for tax purposes. The cost and accumulated depreciation of property sold or retired are removed from the accounts and gains or losses, if any, are reflected in the earnings for the period.

INTANGIBLE ASSETS

    Intangible assets consist primarily of publication rights and trademarks arising from acquisitions and goodwill. These assets are recorded at cost and amortized using the straight-line method over their estimated useful lives ranging from 7 to 20 years. The Company continually reviews the recoverability of the carrying value of these assets using various factors, including the methodology prescribed in SFAS No. 121.

ADVERTISING COSTS

    Pursuant to Statement of Position (SOP) 93-7, REPORTING ON ADVERTISING COSTS, the production costs of advertising are expensed in the period in which the costs are incurred. Advertising expense was approximately $897,404 for the year ended December 31, 1996. At December 31, 1996, approximately $62,112 of advertising related costs were included in other current assets.

DEFERRED PRODUCT DEVELOPMENT COSTS

    Certain expenses for books, primarily design and other pre-production costs, are capitalized and charged to expense over the estimated product life as the products are sold, which is typically three years.

INCOME TAXES

    The Company has elected to be treated as a "S" Corporation for federal and state income tax purposes.

    Deferred income taxes are determined utilizing a liability method. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of assets and liabilities. These differences relate to items such as depreciable properties. This method gives immediate effect to changes in income tax laws upon enactment. The income statement effect is derived from changes in deferred income taxes on the balance sheet.

CONCENTRATION OF BUSINESS RISK

    The Company is not subject to significant credit risk from concentration of accounts receivable or other assets in any particular customer group, industry segment or geographical region. The Company performs ongoing credit evaluation of its customers and does not require any collateral for the amounts owed. The customary payment term for most customers is 30 days. Occasionally, the Company grants extended terms to foreign or larger commercial customers with payment terms ranging from 60 to 180 days.

    The Company maintains its cash in demand deposit accounts which at times may exceed the Federal Deposit Insurance Corporation (FDIC) insurance limits. As of December 31, 1996, the Company was not in excess of FDIC insurance limits.

2. INVENTORIES

    Inventories at December 31, 1996 consists of finished goods of $100,559.

    The Company regularly reviews its book inventories on a title-by-title basis for salability. The costs of those books determined to have impaired or no sales value are charged to income in the period of impairment.

3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at December 31, 1996:

Computer hardware and software.............................  $  57,289
Equipment..................................................      5,489
Furniture and fixtures.....................................      7,831
                                                             ---------
                                                                70,609
Less accumulated depreciation..............................      8,450
                                                             ---------
                                                             $  62,159
                                                             ---------
                                                             ---------

    At December 31, 1996 depreciation expense charged to income was $3,450

4. OTHER ASSETS

    At December 31, 1996 other assets consist of the following:

Note receivable, under capitalized lease...................  $  50,513
Note receivable............................................      5,133
Goodwill...................................................     42,138
                                                             ---------
                                                             $  97,784
                                                             ---------
                                                             ---------

    Included as a charge to income at December 21, 1992 was amortization of intangible assets of $2,218.

5. RELATED PARTY TRANSACTIONS

    Because of related shareholders the Company and Perry Services, Inc., are related parties. At December 31, 1996 the Company had advanced Perry Services, Inc., $5,133 under an unsecured note receivable and $50,513 under a secured note receivable.

    The Company paid wages of $100,590 to shareholders.

6. SUBSEQUENT EVENT

    On January 14, 1997, substantially all the assets of the Company as well as publishing rights were purchased by Information Ventures LLC for cash consideration of $2.6 million.

   [Graphic material, omitted in the electronic filing, depicts MicroPatent's website.]

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    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     5
Risk Factors..............................................................    11
Use of Proceeds...........................................................    15
Dividend Policy...........................................................    15
Capitalization............................................................    16
Dilution..................................................................    17
Selected Historical Financial Data........................................    18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................    20
Business..................................................................    25
Management................................................................    34
Certain Relationships and Related Transactions............................    40
Security Ownership of Certain Beneficial Owners and Management............    41
Description of Capital Stock..............................................    42
Shares Eligible for Future Sale...........................................    44
Underwriting..............................................................    45
Legal Matters.............................................................    47
Experts...................................................................    47
Additional Information....................................................    48
Index to Financial Statements.............................................   F-1

                            ------------------------

    UNTIL AUGUST 31, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                4,250,000 SHARES

 [LOGO]
                                                       INFORMATION HOLDINGS INC.

                                  COMMON STOCK

                              -------------------

                              P R O S P E C T U S

                              -------------------

                              MERRILL LYNCH & CO.

                                 BT ALEX. BROWN

                                 AUGUST 6, 1998

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